UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to ss.240.14a-12
H.J. HEINZ COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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H. J. Heinz Company
World Headquarters
600 Grant Street
Pittsburgh, Pennsylvania 15219
[                ], 2006
Dear Fellow Shareholder:
It is my pleasure to invite you to attend the Annual Meeting of Shareholders of H. J. Heinz Company at 9:00 a.m. Eastern Time on Wednesday August 16, 2006, at The Hilton Pittsburgh, 600 Commonwealth Place, Gateway Center, Pittsburgh, Pennsylvania 15222.
At this year’s Annual Meeting, you will be asked to vote on the election of directors and the ratification of PricewaterhouseCoopers LLP’s appointment as the Company’s independent registered public accounting firm. If you plan to attend the meeting, please detach the Admission Ticket from your proxy card and bring it to the meeting.
This year’s Annual Meeting will be a particularly important one in the Company’s history and YOUR vote is extremely important.
On June 1st, the Company unveiled its aggressive but realistic Heinz Superior Value and Growth Plan, which outlines Heinz’s strategy to enhance financial performance and drive shareholder value in fiscal years 2007 and 2008. We believe Heinz is on the right track for delivering superior shareholder value and has the right team and governance structure in place to best serve shareholder interests.
As you may know, Trian Partners Master Fund, L.P., a Cayman Islands hedge fund, and its principals Nelson Peltz and Peter May, have recently acquired an approximate 5.4% position in Heinz, and are now asking you to elect up to 5 of their representatives (or 42% of the entire Board) as directors. Heinz strongly urges you to reject their request. We believe Mr. Peltz’s agenda is not the right agenda for Heinz. We believe it is contrary to the excellent corporate governance principles of Heinz and contrary to your best interests as a shareholder of Heinz.
The Board of Directors and management firmly believe that now is not the time for adding a self-interested and divisive voice inside the Heinz Boardroom or for distracting the Heinz Board and management team from the execution of the Superior Value and Growth Plan. Mr. Peltz does not need board representation for his voice to be heard, and his voice deserves no special preferences over the voices of all other important Heinz shareholder constituencies.
The Heinz Board is comprised of strong, independent leaders who represent the interests of all shareholders, and it has earned the highest of governance ratings from Institutional Shareholder Services, the leading corporate governance body. Good governance matters. We believe Mr. Peltz’s plans are not the right plans for Heinz — independent stock analysts have characterized his plans as “overly aggressive” and “not achievable” — and his corporate governance record is poor. We believe his directors are not the right directors for Heinz. For more information and up-to-date postings, please go to our special website, www.heinzsuperiorvalue.com or www.heinz.com.
We urge you to read this Proxy Statement carefully, and to vote for your Board’s nominees, who are your true and faithful representatives and fellow Heinz shareholders, and to reject the Peltz/ Trian nominees. Do NOT sign any gold proxy card they may send to you.
Your vote is important. Please vote in favor of your Board’s nominees as soon as possible either by marking, signing, dating, and returning the enclosed WHITE proxy card in the postage-paid envelope or by telephone or via the Internet, whether or not you plan to attend the Annual Meeting. Instructions are on the WHITE proxy card.
Thank you.

Sincerely,

William R. Johnson
Chairman of the Board, President and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 16, 2006
TIME
9:00 a.m., Eastern Time, on
Wednesday, August 16, 2006
PURPOSE
To vote on two proposals:

•	To elect twelve directors;

•	To ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal year 2007; and

•	To consider and act on such other business as may properly come before the meeting.
DOCUMENTS
The Proxy Statement and WHITE proxy card are included in this mailing. These documents are first being mailed to shareholders on or about [                ], 2006. Our 2006 Annual Report, including our Form 10-K for fiscal year 2006, which was mailed separately on June [  ], 2006, does not form any part of the material for the solicitation of proxies.
PLACE
The Hilton Pittsburgh
600 Commonwealth Place
Gateway Center
Pittsburgh, Pennsylvania 15222
RECORD DATE
Owners of shares of the Company’s Common Stock and Third Cumulative Preferred Stock, $1.70 First Series, as of the close of business on June 8, 2006, will receive notice of and be entitled to vote at the meeting and any adjournments.
VOTING
Even if you plan to attend the meeting, please mark, sign, date and return the enclosed WHITE proxy card in the enclosed postage-paid envelope. You may revoke your proxy by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. If you are present at the meeting, you may revoke your proxy and vote in person on each matter brought before the meeting. You may also vote over the Internet using the Internet address on the WHITE proxy card or by telephone using the toll-free number on the WHITE proxy card.
Rene D. Biedzinski
Secretary
Dated: [                ], 2006

YOUR VOTE IS EXTREMELY IMPORTANT THIS YEAR IN LIGHT OF THE PROXY CONTEST BEING CONDUCTED BY NELSON PELTZ AND HIS CAYMAN ISLANDS-BASED TRIAN HEDGE FUND. We believe that his plans would cripple Heinz and his representatives would represent themselves, not you. We believe that now is not the right time for adding a disruptive and self-interested voice within the Heinz Boardroom.
Your vote is very important to Heinz. Whether or not you plan to attend the meeting and regardless of the number of shares of common stock that you own, Heinz urges you to vote in favor of the nominees of your Board of Directors by promptly marking, signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope.
Heinz urges you not to sign any gold proxy card that may be sent to you by the Cayman Islands Peltz/ Trian group. If you previously returned a gold proxy card, you may change any vote you may have cast in favor of the Peltz/ Trian nominees and vote in favor of the Company’s nominees by marking, signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope. The properly executed proxy card you submit with the latest date will be the one honored. Heinz urges you to disregard any gold proxy card sent to you.
See the question and answer section for information on how to vote by proxy card, how to revoke a proxy, and how to vote shares in person, by telephone, or by Internet at the Annual Meeting.
If you have any questions about your voting of shares, please contact the Heinz proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885 or by e-mail at proxy@mackenziepartners.com.

H. J. Heinz Company
World Headquarters
600 Grant Street
Pittsburgh, Pennsylvania 15219
PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 16, 2006
The Heinz Board of Directors is furnishing you with this Proxy Statement to solicit proxies on its behalf to be voted at the 2006 Annual Meeting of Shareholders of H. J. Heinz Company. The Annual Meeting will be held at 9:00 a.m. Eastern Time, Wednesday, August 16, 2006 at The Hilton Pittsburgh, 600 Commonwealth Place, Gateway Center, Pittsburgh, Pennsylvania 15222. The proxies also may be voted at any adjournments of the Annual Meeting.
This Proxy Statement, the Notice of the Annual Meeting and the enclosed WHITE proxy card are being mailed to shareholders on or about [                ], 2006. All properly executed written proxies that are delivered pursuant to this solicitation will be voted at the Annual Meeting. Each person who is a Heinz shareholder of record at the close of business on June 8, 2006, the record date, is entitled to vote at the Annual Meeting or any adjournments of the Annual Meeting.
This year’s vote at the Annual Meeting is extremely important for the future of Heinz.
In addition to voting on the nominees being recommended by your current Board of Directors, you may be solicited for support for a dissident slate of director candidates representing the interests of the Cayman Islands Trian Partners hedge fund and its principals, Nelson Peltz and Peter May. Heinz strongly urges you not to support their efforts and instead, to vote for the incumbent slate of directors on the Company’s WHITE proxy card.
On March 2, 2006, the Company received a notice of intent from Trian Partners Master Fund, L.P., a Cayman Islands-based hedge fund, to nominate each of Nelson Peltz, Peter W. May, Edward P. Garden, Gregory J. Norman, and Michael F. Weinstein for election to the Board of Directors of the Company. The Company continues to evaluate the validity of the Trian notice under the Company’s By-Law requirements for shareholders wishing to make nominations of directors at this year’s Annual Meeting.
Shortly after the receipt of the Trian notice, Heinz’s management informed Mr. Peltz that it welcomed an open and direct communication with him (including through face-to-face meetings if he so desired). Heinz’s management team indicated to Mr. Peltz, directly and through its financial advisers, that it would discuss with Mr. Peltz his ideas as it would with any shareholder. The Heinz Board of Directors was kept fully apprised of all these developments.
Heinz’s Chief Executive Officer, W. R. Johnson, his management, and the Company’s financial advisers met and held discussions with Mr. Peltz and his associates on March 13, 2006 and March 29, 2006. In two face-to-face meetings, Mr. Peltz did not offer any in-depth ideas on how to improve Heinz’s business. When, at the first meeting, Mr. Peltz indicated that his knowledge of Heinz’s business was limited by the fact that he only had access to public information regarding the Company, Heinz offered to share non-public information with Mr. Peltz, subject to Mr. Peltz entering into a customary confidentiality agreement with Heinz to allow Heinz to comply with its obligations under the Federal securities laws. Mr. Peltz declined this offer. Mr. Peltz’s main message in his first meeting with Mr. Johnson was that he was interested first and foremost in obtaining representation on Heinz’s Board.
In their subsequent meeting, Mr. Peltz was unwilling to offer any specific suggestions to Heinz management that would reasonably be expected to improve the performance of the Company. Mr. Peltz did not engage in any substantive dialogue concerning his vision for the future of Heinz, its brands, or its strategy. Heinz’s management, on the other hand, made an extensive presentation to Mr. Peltz and his colleagues regarding the business and responded to Mr. Peltz’s questions, within the confines set by the Federal securities laws. The opportunity was presented to Mr. Peltz for him to lay out the parameters of his plans directly to the Company. Mr. Peltz declined to do this and instead chose to lay them out publicly in a paper on May 23, whose growth section borrowed heavily from Heinz’s own plan of action.
The Peltz paper was not previewed with the Company, nor did Mr. Peltz seek any input regarding its terms. The Heinz Board and management thoroughly reviewed the Peltz/ Trian plan, and concluded that the Peltz plan set unrealistic targets and in total would be highly detrimental to Heinz and its shareholders. Among other things, the Board noted that the Peltz/ Trian plan calls for the reduction of the Company’s SG&A (selling, general & administrative costs that typically include pensions, salaries/benefits, marketing and research & development) and other expenses by $575 million — a figure we believe to be unrealistic and that, if implemented, would cripple the Company. The Company’s SG&A is, and has, for a number of years, been below the average for peer companies in the industry. We believe that the Peltz/ Trian plan lacks specificity, lacks a time frame for implementation and associated restructuring costs, ignores industry dynamics and inflationary headwinds, is based on unsupported assumptions, and does not offer new insights.
Peltz Nominees do not Satisfy Heinz Director Independence Standards
On the evening of May 24, 2006, upon the unanimous recommendations of the Corporate Governance Committee, the Board unanimously voted not to nominate the individuals named in the Peltz/ Trian slate for election to the Board. The Board concluded that the Peltz nominees do not satisfy the strong governance and independence qualifications and standards which the Company has established for its director candidates.
The Company’s Corporate Governance Principles require that “(d)irectors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of shareholders” and that “(n)ominees should also represent all shareholders rather than special interest groups or any group of shareholders.”
The Board concluded that the Peltz/ Trian nominees clearly fail to meet these important high standards. Each of the Peltz nominees is a relative, employee, or close personal friend of Mr. Peltz and, accordingly, there is a substantial concern that, if elected to the Company’s Board, they would put the interests of Mr. Peltz and Trian ahead of the interests of the Company’s shareholders as a whole. In addition, the Board noted that the Peltz/ Trian nominees would represent approximately 42% of the Heinz Board, even though the stock ownership of Heinz held by the Peltz/ Trian group is only approximately 5.4%.
The Board also noted that Institutional Shareholder Services (ISS) has given Triarc Companies, Inc., a publicly-traded holding company where Mr. Peltz serves as Chairman and Chief Executive Officer, Peter May serves as President and Chief Operating Officer, and Edward Garden serves as Vice Chairman, a very low corporate governance rating. Triarc’s rating of 21.5 is within the bottom quartile of S&P 600 (small-cap) companies. In contrast, ISS has given Heinz a rating of 99.2, placing Heinz in the top ten among S&P 500 companies. ISS criteria include a range of measures such as director independence, related-party transactions, compensation and whether a company is shareholder friendly. Similarly, The Corporate Library, which rates publicly-traded companies on corporate governance, has given Triarc an overall board effectiveness rating of “F” — the lowest rating available.
In light of these and other considerations, the Heinz Board believes strongly that adding the Peltz/ Trian representatives to the Board would disrupt the ability of the Board to implement the Company’s value-creation strategy and to act as an effective representative of all shareholders, and would conflict with the Company’s highly respected corporate governance principles.
Heinz Superior Value and Growth Plan
On June 1, 2006, Heinz released its Superior Value and Growth Plan to deliver superior value and growth over the next two fiscal years. The Plan builds on the significant progress the Company has made in the past four years and is aimed at achieving three key objectives over the next two fiscal years:

1.	Reduce costs to improve margins;

2.	Grow the core portfolio; and

3.	Generate cash to deliver superior shareholder value.
The Superior Value and Growth Plan provides for achieving the following goals:

•	$355 million in cost savings over two years; and

•	$145 million in trade spend reduction over two years.
The second objective of the Plan is to reinvest a portion of these savings to fuel sales growth through:

•	A $50 million increase in marketing and advertising in fiscal year 2007 (an 18.7% increase over fiscal year 2006);

•	The launch of more than 100 new products in fiscal year 2007; and

•	A double digit increase in research and development funding in each of the next two years.
Third, Heinz’s Superior Value and Growth Plan provides for the return of nearly $2 billion to shareholders over the next two years as a result of:

•	A 16.7% dividend increase to $1.40 per common share in fiscal year 2007; and

•	$1 billion in share repurchases.
These actions are expected to produce an earnings per share growth of 10% in fiscal year 2007 to $2.35 per share.
Your Board and management team strongly believe that the Superior Value and Growth Plan is the right plan for Heinz and the right means of achieving aggressive, but realistic goals, for Heinz and all of its shareholders.
Re-electing the current Heinz director candidates will be a key component of the successful implementation of the Company’s plans. The Heinz Board of Directors meets the highest standards of independence, loyalty and competence. They believe strongly in the strength of the Heinz franchise and in the shareholder value embedded in that franchise.
We believe that there is simply no good reason for electing representatives of Mr. Peltz to the Board. Mr. Peltz’s voice has been heard loudly and clearly by the Board. If and when he chooses to speak more, his voice will continue to be heard. Heinz’s directors represent all shareholders, including Mr. Peltz. He does not need Board representation to be heard.
Heinz shareholders deserve a Board that meets the Company’s public Corporate Governance Principles and that is dedicated to serving all shareholder interests, one that listens to the strong voices of all of its shareholder constituencies and is responsive to all those voices, without bias or self-interest. You have such a Board and it has received the highest accolades for its strength and independence. We believe that now is not the time to jeopardize Heinz’s strong governance system or to place the Company’s plans for delivering superior shareholder value at risk.

QUESTIONS AND ANSWERS
Q:     When and where is the Annual Meeting?
A:     The Company’s Annual Meeting of Shareholders will be held at 9:00 a.m. Eastern Time, Wednesday, August 16, 2006, at The Hilton Pittsburgh, 600 Commonwealth Place, Gateway Center, Pittsburgh, Pennsylvania 15222.
Q:     Who is entitled to vote?
A:     You are entitled to vote at the Annual Meeting if the Company’s records on June 8, 2006 (the “record date”) showed that you owned the Company’s common stock, par value $.25 (the “Common Stock”), or Third Cumulative Preferred Stock, $1.70 First Series (the “Preferred Stock”). As of June 8, 2006, there were 332,360,964 shares of Common Stock and 8,116 shares of Preferred Stock outstanding.
Q:     How many votes is each share entitled to?
A:     Each share of Common Stock has one vote, and each share of Preferred Stock has one-half vote. The enclosed WHITE proxy card shows the number of shares that you are entitled to vote.
Q:     Do I need a ticket to attend the Annual Meeting?
A:     Yes. Retain the bottom of the WHITE card as your admission ticket. One ticket will permit two persons to attend. If your shares are held through a broker, contact your broker and request that the broker provide you with evidence of share ownership. This documentation, when presented at the registration desk at the Annual Meeting, will enable you to attend the meeting.
Q:     How can I listen to the Annual Meeting if I do not attend in person?
A:     You are invited to listen to the Annual Meeting webcast live via the Internet on Wednesday, August 16, 2006 at www.heinz.com, beginning at 9:00 a.m. Eastern Time. The audio portion of the event will also be available in a listen-only mode via telephone conference call. For the telephone conference call option, dial 866-648-9952 (within the U.S./Canada) or 706-679-8682 and mention conference ID 9350326 at least 15 minutes prior to the designated starting time. Using the webcast will enable you to view the slides shown at the meeting and hear the speakers. Neither the webcast nor the teleconference will enable you to ask questions or to vote your shares. Information included in our website, other than the Proxy Statement and form of proxy, is not part of the proxy solicitation material.
The Internet broadcast of the meeting will be archived on the Company’s website at www.heinz.com for one year. A replay of the teleconference will be available for 30 days at 800-642-1687 (within the U.S./Canada) or 706-645-9291 using the following access code: 9350326.
Q:     How do I access the Annual Meeting via the Internet?
A:     To access the meeting via the Internet, please go to www.heinz.com. The minimum technical requirements to view this broadcast online are: Microsoft Internet Explorer 4.01 or Netscape 4.07, Windows MediaPlayer software, downloadable when you register for the webcast at www.heinz.com, and at least a 56Kbps connection to the Internet. In order to hear the audio portion, your PC must be equipped with a 16-bit or better sound card and speakers.
Q:     How do proxies work?
A:     The Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director nominees. You may also vote for or against the other item(s) or abstain from voting. If you sign and return the enclosed WHITE proxy card but do not specify how to vote, we will vote your shares in favor of our director nominees and for the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Q:     How do I vote?
A:     You may:

•	Vote by marking, signing, dating and returning a proxy card. To vote for the Company’s nominees mark, sign, date and return the enclosed WHITE proxy card in the accompanying envelope and do not sign or return any gold proxy card sent to you by the Peltz/ Trian group. Withholding authority to vote for the Peltz/ Trian nominees on a gold proxy card they send you is not the same as voting for the Company’s nominees. We urge you to disregard any gold proxy card that the Peltz/ Trian group may send you;

•	Vote via the Internet by following the voting instructions on the WHITE proxy card or the voting instructions provided by your broker, bank, or other holder of record. Internet voting procedures are designed to authenticate your identity, allow you to vote your shares and confirm that your instructions have been properly recorded. If you submit your vote by Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies;

•	Place your vote by telephone by following the instructions on the WHITE proxy card or the instructions provided by your broker, bank or other holder of record; or

•	Vote in person by attending the Annual Meeting. We will distribute written ballots to any shareholder who wishes to vote in person at the Annual Meeting.
Q:     Do I have to vote?
A:     No. However, we strongly encourage you to vote. You may vote for all, some or none of the Company’s director nominees. You may abstain with respect to or vote “FOR” or “AGAINST” other proposals.
Q:     What does it mean if I receive more than one WHITE proxy card?
A:     If you hold your shares in multiple registrations, or in both registered and street name, you will receive a WHITE proxy card for each account. Please sign, date and return all WHITE cards you receive. If you choose to vote by phone or Internet, please vote each proxy card you receive. Only your latest dated proxy for each account will be voted.
As previously noted, a proxy contest may be commenced by the Peltz/ Trian group who may distribute an opposition proxy statement and gold proxy card. As a result, you will receive proxy cards from both the Peltz/ Trian group and the Company. Because only the latest dated proxy card is counted, shareholders will receive more than one WHITE proxy card from management regardless of whether or not they have previously voted. To ensure shareholders have management’s latest proxy information and materials to vote, management will conduct multiple mailings prior to the Annual Meeting date.
To vote as management recommends, shareholders must use management’s proxy card. Voting against the dissident on the dissident’s gold proxy card will not be counted as a vote for management and can result in the revocation of any previous vote you may have cast for management on the WHITE proxy card.
If you have voted the dissident shareholder’s proxy card, you have every right to change your vote by executing management’s WHITE proxy card. Only the latest dated proxy card you vote will be counted.
Q:     Will my shares be voted if I do not sign and return my proxy card?
A:     They could be, but not for the election of directors. If your shares are held in street name and you do not instruct your broker or other nominee how to vote your shares, your broker or nominee may either use its discretion to vote your shares on “routine matters” or leave your shares unvoted. For any “non-routine matters” being considered at the meeting (such as the election of directors in an election contest), your broker or other nominee would not be able to vote on such matters. A broker will not have discretionary authority to vote shares for the election of directors in a contested director election. If your shares are held in street name, your broker, bank or nominee will include a voting instruction card with this Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction card. Please return your WHITE proxy card to your nominee and contact the person responsible for your account to ensure that a WHITE proxy card is voted on your behalf.
Q:     Can I change my vote?
A:     Yes. At any time before the persons named on your proxy card vote your shares of common stock at the Annual Meeting as you have instructed, you can change or revoke your vote if the Company’s Secretary receives a written notice from you or a subsequently signed and dated proxy card. If you have previously signed a gold proxy card sent to you by the Peltz/ Trian group, you may change any vote you may have cast in favor of the Peltz/ Trian nominees and vote in favor of the Company’s director nominees by marking, signing, dating and returning the enclosed WHITE proxy card in the accompanying postage-paid envelope.
We strongly urge you to revoke any gold proxy card you may have returned. Any signed gold proxy card you return— even if it reflects votes “AGAINST” the Peltz/ Trian nominees— will cancel any votes reflected on any WHITE proxy card that you may have previously returned. You may also revoke your vote by attending the Annual Meeting in person and giving notice of revocation to the inspector of election.
Q:     What is a quorum?
A:     A quorum is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the Annual Meeting. At least a majority of the outstanding shares eligible to vote (with each share of Preferred Stock counting as one-half of a share for purposes of the quorum) must be represented at the meeting, either in person or by proxy, in order to transact business.
Q:     What will I likely be voting on?
A:     There are two proposals that are expected to be voted on at the Annual Meeting:

•	The election of twelve members of our Board of Directors; and

•	The ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.
At the date this Proxy Statement went to press, the Company was not aware of any additional matters to be raised at the Annual Meeting.
Q:     What are the Board’s recommendations?
A:     The Board of Directors recommends a vote:

•	FOR the election of each of the directors nominated by the Company; and

•	FOR the ratification of the selection of our auditors.
Q:     How many votes are needed to approve each item?
A:     Election of Directors. The twelve director nominees receiving the highest numbers of votes cast will be elected to fill the seats on the Board.
Ratification of Auditor Selection. The favorable vote of a majority of votes cast is necessary for this proposal to be approved.
Q:     Who will tabulate the votes?
A:     A representative from Corporate Election Services will tabulate the votes and a representative of Investor Voting Services will act as inspector of election.
Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election. The inspector will also determine whether a quorum is present at the Annual Meeting.
The shares represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting. If the proxy card specifies a choice with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. Any WHITE proxy card which is returned signed but not marked will be voted FOR each of the Director nominees, FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, and as the proxy holder deems desirable for any other matters that may come before the Meeting. Broker non-votes will not be considered as voting with respect to any matter for which the broker does not have voting authority.
A broker will not have discretionary authority to vote shares for the election of directors in a contested election. If your shares are held in street name, your broker, bank or nominee will include a voting instruction card with this Proxy Statement. You should vote your shares by following the instructions provided on the voting instruction card.
Q:     How will shares in the Company’s employee benefit plans be voted?
A:     This Proxy Statement is being used to solicit voting instructions from you with respect to shares of our stock that you own but which are held by the trustees of our benefit plans for the benefit of you and other plan participants. Shares held in our benefit plans that are entitled to vote will be voted by the plan trustees pursuant to your instructions. Shares held in any employee benefit plan that you are entitled to vote, but do not vote, will be voted by the plan trustees in proportion to the voting instructions received for other shares. You must instruct the plan trustees to vote your shares by utilizing one of the voting methods described above.
Q:     Who pays the solicitation expenses for this Proxy Statement and related Company materials?
A:     The Company does. In addition to sending you these materials, some of our directors and officers as well as management and non-management employees may contact you by telephone, mail, e-mail or in person. You may also be solicited by means of press releases issued by Heinz, postings on our websites, www.heinz.com and www.heinzsuperiorvalue.com, and advertisements in periodicals. None of our officers or employees will receive any extra compensation for soliciting you. We have retained MacKenzie Partners, Inc. to assist us in soliciting your proxy for an estimated fee of $[           ] plus reasonable out-of-pocket expenses. MacKenzie Partners expects that approximately 125 of its employees will assist in the solicitation. MacKenzie Partners will ask brokerage houses and other custodians and nominees whether other persons are beneficial owners of Heinz common stock. If so, we will reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of Heinz common stock. Our expenses related to the solicitation in excess of those normally spent for an Annual Meeting as a result of the proxy contest and excluding salaries and wages of our regular employees and officers are expected to be approximately $[           ] million of which approximately $[           ] million has been spent to date. Appendix F sets forth information relating to Heinz’s directors, director nominees, officers and employees who are considered “participants” in our solicitation under the rules of the SEC by reason of their position as directors or director nominees or because they may be soliciting proxies on our behalf.
Q:     May I access this year’s Proxy Statement and Annual Report via the Internet?
A:     Yes. This Proxy Statement and our 2006 Annual Report, which includes our

Form 10-K for fiscal year 2006, are available on our website at www.heinz.com.
Q:     How do I obtain a copy of the Company’s materials related to corporate governance?
A:     Our Corporate Governance Principles, charters of each standing Board committee, Global Code of Conduct, Global Operating Principles, Supplier Guiding Principles and other materials related to our corporate governance can be found on the Corporate Governance section of our website at www.heinz.com under the Corporate Governance Section of the Investors tab. In addition, this information is available in print free of charge to any shareholder who requests it by contacting the Corporate Secretary at P.O. Box 57, Pittsburgh, Pennsylvania, 15230.
Q:     What is a broker non-vote?
A:     Under the rules that govern brokers who have record ownership of shares that they hold in street name for their clients who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. Broker non-votes generally occur when shares held by a broker nominee for a beneficial owner are not voted with respect to a proposal because the nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Brokers normally have discretion to vote on routine matters, such as uncontested director elections and ratification of independent registered public accounting firms, but not on non-routine matters, such as shareholder proposals or contested director elections. Because of the competing nominees for the Board of Directors, this year’s election of directors will be considered a “non-routine matter.” Thus, if your shares are held in street name and you do not provide instructions as to how your shares are to be voted in the election of directors, your broker or other nominee will not be able to vote your shares in the election of directors, and your shares will not be voted for any of the nominees. We urge you to provide instructions to your broker or nominee so that your votes may be counted on this important matter. You should vote your shares by following the instructions provided on the voting instruction card and returning your WHITE proxy card to your broker or bank to ensure that a WHITE proxy card is voted on your behalf.
Q:     How do abstentions and broker non-votes count for voting purposes?
A:     Only votes for or against a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes and are not considered to be votes cast.
Q:     How do I nominate a director or bring other business before the Annual Meeting?
A:     The Company’s By-Laws prescribe the procedures shareholders must follow to nominate directors or to bring other business before shareholder meetings. To nominate a candidate for director at the Annual Meeting to be held in 2007, your notice of the nomination must be received by the Company between December 6, 2006 and March 5, 2007. The notice must describe various matters regarding the nominee, including name, address, occupation and shares held. To bring other matters before the 2007 Annual Meeting, notice of your proposal must also be received by the Company within the time limits described above and must meet Company By-Law requirements. In addition, to include a proposal in the Company’s Proxy Statement and proxy for that meeting, your notice and proposal must also comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Copies of the Company’s By-Laws may be obtained free of charge from the Corporate Secretary.

Security Ownership of Certain Principal Shareholders
Set forth below is the name, address and stock ownership of each person or group of persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, and is based on information provided by the beneficial owner in public filings made with the SEC.

	Number of Shares
	of Common Stock	Percent of
Name and Address	Beneficially Owned	Class

Capital Research and Management Company(1)	45,705,000	13.7%
333 South Hope Street
Los Angeles, CA 90071
Trian Fund Management, L.P. and other joint filers(2)	18,245,000	5.4%
280 Park Avenue
New York, NY 10017

(1)	Based on a report on Schedule 13G filed on February 10, 2006, with the SEC, Capital Research and Management Company (“Capital Research”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, was deemed to be the beneficial owner of 45,705,000 shares of the Common Stock for which beneficial ownership is disclaimed pursuant to Rule 13d-4, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Guardian Trust Company, an affiliate of Capital Research and Management Company, manages the international equity portion of the H. J. Heinz Company Employees’ Retirement System Master Trust. During fiscal year 2006, Capital Guardian Trust Company earned $389,865 in fees for such management services.

(2)	Based on a report on Schedule 13D filed with the SEC on April 24, 2006, as amended by a report on Schedule 13D/ A filed with the SEC on May 23, 2006, Trian Partners GP, L.P. (“Trian GP”), Trian Partners General Partner, LLC, (“Trian GP LLC”), Trian Partners, L.P., (“Trian Onshore”), Trian Partners Master Fund, L.P., (“Trian Offshore”), Trian Partners Master Fund (Non-ERISA), L.P. (“Trian Offshore (Non-ERISA)”), Trian Partners Parallel Fund I, L.P. (“Parallel Fund I”), Trian Partners Parallel Fund I General Partner, LLC, (“Parallel Fund I GP LLC”), Trian Partners Parallel Fund II, L.P. (“Parallel Fund II”), Trian Partners Parallel Fund II GP, L.P. (“Parallel Fund II GP”), Trian Partners Parallel Fund II General Partner, LLC (“Parallel Fund II GP LLC”), Trian SPV (SUB) I, L.P. (“Trian SPV”), Trian Fund Management, L.P. (“Trian Management”), Trian Fund Management GP, LLC (“Trian Management GP” and, together with the foregoing, the “Trian Entities”), Nelson Peltz, Peter W. May, Edward P. Garden (the Trian Entities and Messrs. Peltz, May and Garden are sometimes hereinafter referred to collectively as the “Trian Filing Persons”), Castlerigg Master Investments Ltd. (“CMI”), Sandell Asset Management Corp. (“SAMC”), Castlerigg International Limited (“CIL”), Castlerigg International Holdings Limited (“CIHL”), and Thomas E. Sandell, (“Sandell” and, collectively with CMI, SAMC, CIL and CIHL, the “Sandell Filing Persons” and, together with the Trian Filing Persons, the “Filing Persons”) may be deemed the beneficial owners of 18,245,000 shares of Common Stock (the “Shares”).

The principal business address of the members of the group is as noted in the table above, except that the principal business address of Trian Offshore, Trian Partners Offshore (Non-ERISA) and Trian SPV is c/o Goldman Sachs (Cayman) Trust,

Limited, P.O. Box 896GT, Harbour Centre, 2nd Floor, George Town, Grand Cayman, Cayman Islands, BWI. The principal business address and the address of the principal office of SAMC and Sandell is 40 West 57th Street, New York, New York 10019. The principal business address and the address of the principal office for each of CMI, CIL and CIHL is c/o Citco Fund Services (Curacao) N.V, Kaya Flamboyan 9, P.O. Box 812, Curacao, Netherlands Antilles.

Trian GP LLC is the general partner of Trian GP, which is the general partner of Trian Onshore, Trian Offshore, Trian Offshore (Non-ERISA) and Trian SPV. Parallel Fund I GP LLC is the general partner of Parallel Fund I. Parallel Fund II GP LLC is the general partner of Parallel Fund II GP, which is the general partner of Parallel Fund II. Trian Management GP is the general partner of Trian Management, which serves as (i) the management company for Trian Onshore, Trian Offshore, Trian Offshore (Non-ERISA), Parallel Fund I, Parallel Fund II and Trian SPV and (ii) the investment manager for a separate account owned by TCMG-MA, LLC (the “Separate Account”), an indirect subsidiary of Triarc Companies, Inc. (“Triarc”). Trian Management has full discretion and authority to make all investment and voting decisions in respect of the Separate Account. Each of Trian GP LLC, Parallel Fund I GP LLC, Parallel Fund II GP LLC and Trian Management GP are owned and controlled by Nelson Peltz, Peter W. May and Edward P. Garden, who therefore are in a position to determine the investment and voting decisions made by the Trian Entities.

Sandell is the controlling shareholder of SAMC and therefore may be deemed to share in the voting and dispositive power with SAMC over the securities beneficially owned by CMI or CIL.

Each of Trian Onshore, Trian Offshore, Trian Offshore (Non-ERISA), Trian SPV, Parallel Fund I and Parallel Fund II beneficially and directly owns and has sole voting power and sole dispositive power with regard to 1,261,445, 5,221,518, 352,420, 5,133,130, 290,893 and 65,944 Shares, respectively, except to the extent that other Filing Persons as described below may be deemed to have shared voting power and shared dispositive power with regard to such Shares. Beneficial ownership of 538,250 Shares that are directly held in the Separate Account is further described below.

Each of Trian GP, Trian GP LLC, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of their relationships to Trian Onshore, Trian Offshore, Trian Offshore (Non-ERISA) and Trian SPV, may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Securities and Exchange Act of 1934), the Shares that Trian Onshore, Trian Offshore, Trian Offshore (Non-ERISA) and Trian SPV directly and beneficially own. Each of Trian GP, Trian GP LLC, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such Shares for all other purposes. Each of Parallel Fund I GP LLC, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of their relationships to Parallel Fund I (discussed above), may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Securities and Exchange Act of 1934), the Shares that Parallel Fund I directly and beneficially owns. Each of Parallel Fund I GP LLC, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such Shares for all other purposes.

Each of Parallel Fund II GP LLC, Parallel Fund II GP, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of their relationships to Parallel Fund II, may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Securities and Exchange Act of 1934), the Shares that Parallel Fund II directly and beneficially owns. Each of Parallel Fund II GP LLC, Parallel Fund II GP, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such Shares for all other purposes. Each of Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of their relationships to the Separate Account, may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Securities and Exchange Act of 1934), the Shares that are directly held in the Separate Account. Each of Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such Shares for all other purposes.

CMI beneficially and directly owns and has sole voting power and sole dispositive power with regard to 5,381,400 Shares except to the extent that other Filing Persons as described below may be deemed to have shared voting power and shared dispositive power with regard to such Shares. Each of CIL, CIHL, SAMC and Sandell, by virtue of their relationships to CMI, and each of Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of the Sandell Agreement, may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Securities and Exchange Act of 1934), the Shares that CMI directly and beneficially owns. Each of SAMC, Sandell, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such Shares for all other purposes.

Security Ownership of Management
The following table sets forth all equity securities of the Company beneficially owned as of April 30, 2006 by each director, director nominee and executive officer named in the Summary Compensation Table, and all directors, director nominees and executive officers as a group, being 22 in number. The individuals listed below do not own shares of preferred stock.

	Shares of
	Common Stock	Percent
	Owned	of
Name	(1)(2)(3)(4)(5)	Class(6)

Jeffrey P. Berger	654,459	—
Charles E. Bunch	8,000	—
Mary C. Choksi	17,980	—
Leonard S. Coleman, Jr.	11,100	—
Peter H. Coors	11,200	—
John G. Drosdick	500	—
Edith E. Holiday	14,671	—
Joseph Jimenez, Jr.	807,791	—
William R. Johnson	4,266,500	1.29%
Candace Kendle	11,900	—
Michael D. Milone	510,590	—
David C. Moran	413,654	—
Dean R. O’Hare	11,200	—
Dennis H. Reilley	500	—
Lynn C. Swann	10,317	—
Thomas J. Usher	22,483	—
Arthur B. Winkleblack	321,609	—
All directors, director nominees and all executive officers as a group	8,027,610	2.43%

(1)	Shares listed in this column include all shares in which the named individuals and all directors, director nominees and executive officers as a group have a present beneficial economic interest, and also include all shares allocated to the accounts of the named individuals and all directors, director nominees and executive officers as a group under the Company’s Employees Retirement and Savings Plan (W.R. Johnson, 82,804; D.C. Moran, 299; A.B. Winkleblack, 3,061; J.P. Berger, 27,076; J. Jimenez, 12,788; M.D. Milone, 8,142; and all directors, director nominees and executive officers as a group, 187,791). Each person has both sole voting and sole investment power with respect to the shares listed unless otherwise indicated.

(2)	Shares listed include shares subject to stock options granted under the Company’s stock option plans and exercisable within 60 days following April 30, 2006 (W.R. Johnson, 3,710,689; D.C. Moran, 399,390; A.B. Winkleblack, 290,559; J.P. Berger, 408,808; J. Jimenez, 736,806; M.D. Milone, 450,777; and all directors, director nominees and executive officers as a group, 6,802,018).

(3)	Shares listed for Messrs. Johnson, Moran, Winkleblack, Berger, Jimenez, and Milone include restricted stock units which vest within 60 days of April 30, 2006 (W.R. Johnson, 5,225; D.C. Moran, 1,420; A.B. Winkleblack, 1,589; J.P. Berger, 1,589; J. Jimenez, 1,664; and M.D. Milone, 1,130).

(4)	Shares listed for Mr. Usher also include 1,000 shares held by a trust of which Mr. Usher is co-trustee and sole beneficiary.

(5)	Shares listed for Mr. Milone include 14,500 shares of Common Stock owned by Mr. Milone’s spouse and two minor children.

(6)	Percentages of less than 1 percent are omitted.

Corporate Governance
Role and Composition of the Board of Directors
The Company’s Board of Directors believes that good corporate governance principles and practices provide a strong framework to assist the Board in fulfilling its responsibilities to shareholders. The Board recognizes the interests of the Company’s shareholders, employees, customers, suppliers, consumers, creditors, and the communities in which it operates, who are all essential to the Company’s success. Accordingly, the Board has adopted corporate governance principles relating to its role, composition, structure, and functions. The Board periodically reviews the principles and other corporate governance matters.
Role of Board and Management
The Company’s business is conducted by its employees, managers, and officers, under the direction of the chief executive officer (“CEO”) and the oversight of the Board. The Board of Directors is elected by the shareholders to oversee management and to ensure that the long-term interests of the shareholders are being served. Directors are expected to fulfill duties of care and loyalty and to act with integrity as they actively conduct Board matters.
As part of its general oversight function, the Board actively reviews and discusses reports by management on the performance of the Company, its strategy, goals, financial objectives and prospects, as well as issues and risks facing the Company. The Board also selects, evaluates, and determines compensation and succession planning for the CEO and senior management. The Board oversees processes designed to maintain the quality of the Company, including the integrity of the financial statements, the integrity of compliance with laws and ethics, and the integrity of relationships with stakeholders, including shareholders, employees, customers, suppliers, consumers, and the communities in which the Company operates.
Board Membership Qualifications
The Board has the responsibility for nominating director candidates to shareholders and filling vacancies. The Corporate Governance Committee is responsible for recommending candidates to the Board, as well as recommending the selection criteria used in seeking nominees for election to the Board. The Board has adopted the following director nominee selection criteria. Nominees should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of all shareholders. Nominees should be selected on the basis of their business and professional experience and qualifications, public service, diversity of background, availability to devote sufficient time to the Board and the needs of the Company in light of the qualifications of the other directors or nominees. Candidates should be persons who have demonstrated leadership in multinational companies or government, finance or accounting, higher education or other fields, or who are able to provide the Company with relevant expertise, industry knowledge or marketing acumen. Nominees should also represent all shareholders rather than special interest groups or any group of shareholders. In determining whether to recommend a director for re-election, the Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contribution to the activities of the Board. The Corporate Governance Committee uses the services of an executive search firm to assist the Company in identifying potential nominees and to participate in the evaluation of candidates for Board membership. Shareholders may suggest nominees for consideration by submitting names of nominees and supporting information to the Corporate Secretary of the Company.

Size of the Board
The Company’s By-Laws establish that the Board shall fix the number of directors from time to time so long as the number so determined shall not be less than three. The Board periodically reviews the appropriate size of the Board. In fiscal year 2006, the size of the Board was increased by two directors who meet the New York Stock Exchange (“NYSE”) definition of independence and the Company’s Director Independence Standards to twelve Board members.
Board Leadership
The Chairman and the CEO are selected by the Board. The Board determines whether the role of Chairman and CEO should be separate or combined based upon their judgment as to the most appropriate structure for the Company at a given point in time. The Corporate Governance Committee chair presides over executive sessions of the independent directors, is the contact director for shareholders, leads the Board and committee evaluation process, and is involved in communicating any sensitive issues to the directors.
Independence
The overwhelming majority of directors, including 11 of the director nominees, are independent directors who meet the NYSE definition of independence and the Company’s Director Independence Standards.
Ethics and Conflicts of Interest
The Board expects its directors, as well as the Company’s officers and employees, to act ethically at all times and to acknowledge their adherence to the policies comprising the Company’s Global Code of Conduct. The Board will not permit any waiver of any ethics policy for any director or executive officer. The Board will resolve any conflict of interest question involving a director, the CEO, or a member of the Office of the Chairman, and the CEO will resolve any conflict of interest issue involving any other officer of the Company. The Global Code of Conduct is available at www.heinz.com.
Stock Ownership
In order to align the interests of directors with shareholders, non-management directors are required to own 10,000 shares of Company stock within five years of a director’s election to the Board.
Retirement and Resignation
No director may stand for re-election after attaining age 72, except for any director who was serving on the Board as of June 12, 1996. Should a director’s principal occupation or business association change substantially during his or her tenure as a director, that director shall tender his or her resignation for consideration by the Chairman and the Corporate Governance Committee. The Chairman and the Corporate Governance Committee will recommend to the Board the action, if any, to be taken with respect to the resignation offer. Any director who is a full-time employee of the Company shall offer to resign from the Board at the time of his or her retirement, resignation, or removal from full-time employment.
Term Limits
The Board does not believe that it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of directors who over time have developed increasing insight into the Company and its operations and therefore provide an increasing contribution to the Board as a whole. As an alternative to term limits, the Corporate Governance

Committee periodically reviews director contributions to the Board and has instituted a mandatory retirement age (as described above).
BOARD COMMITTEES
Number and Responsibilities of Committees
The current five committees of the Board are Audit, Management Development and Compensation, Corporate Governance, Public Issues, and Executive. The membership of the first four committees is required to consist entirely of independent directors, as defined by the NYSE and the Company’s Director Independence Standards. The Executive Committee is comprised of the Chairman and CEO of the Company and the chair of each of the first four committees. The Board may form new committees, disband an existing committee, and delegate additional responsibilities to a committee. The responsibilities of the committees are set forth in written charters, which are reviewed periodically by the committees, the Corporate Governance Committee and the Board and are available on the Company website at www.heinz.com. The charters of the Audit, Management Development and Compensation, Public Issues, and Corporate Governance Committees are attached hereto as Appendices A-D.
Assignment, Rotation and Removal of Committee Members
Members are appointed to committees by the Board of Directors upon recommendation of the Corporate Governance Committee. Committee assignments are based on a director’s business and professional experience, qualifications, and public service. The need for continuity, subject matter expertise, tenure, and the desires of the individual Board members is also considered. Consideration will be given to rotating committee members from time to time if rotation is likely to improve committee performance or facilitate the work of the committee. Directors generally serve on a working committee for approximately five to seven years before rotating. A committee member may be removed by a majority vote of the independent directors of the full Board of Directors.
Committee Meetings
The chair of each committee, in consultation with committee members and in compliance with the committee’s charter requirements, determines the frequency of committee meetings and develops meeting agendas. The full Board is apprised of matters addressed by the committees in their meetings.
Committee Chairs
The chair of each committee rotates periodically. It is currently anticipated that chairs will serve for a period of four to eight years unless otherwise agreed to by the Chairman of the Board and the chair of the Corporate Governance Committee.
BOARD OPERATIONS
Board Meetings
Regular meetings of the Board are held six times per year and typically extend over two days. Once a year the Board attends a strategic planning seminar that normally extends over three days. The Board may hold additional meetings, including by teleconference or other electronic means, as needed, to discharge its responsibilities. The chairman, in consultation with other Board members, establishes the agenda for each Board meeting. Each Board member may suggest items for inclusion on the agenda.

Executive Sessions and Presiding Director
The non-management directors of the Board meet in regularly scheduled executive sessions at each Board meeting. The chair of the Corporate Governance Committee is the presiding director and chairs the executive sessions for non-management directors.
Board Materials
Information and data that is important to the business to be considered at a Board or committee meeting is distributed in advance of the meeting, to the extent possible.
Board Assessment
The Board annually assesses the effectiveness of the Board and its committees.
Management Evaluation, Succession and Compensation
The performance of the CEO is evaluated annually by the Management Development and Compensation Committee, in consultation with the full Board, based upon objective criteria, including the performance of the business and the accomplishment of goals and strategic objectives. This committee also makes recommendations to the Board with respect to CEO succession. The CEO reviews management succession planning and development with the full Board of Directors on an annual basis. The Management Development and Compensation Committee evaluates performance in setting CEO and senior executive officer salary, bonus, and other incentive and equity compensation.
Board Compensation
The Board periodically reviews director compensation based upon benchmarking information of peer group companies. The Corporate Governance Committee is responsible for recommending any changes in Board compensation. In discharging this duty, the committee should be guided by the following considerations: compensation should fairly pay directors for work required for a company of Heinz’s size and scope; compensation should align directors’ interests with the long-term interests of shareholders; and the structure of compensation should be transparent and understandable.
Board Access to Management and Independent Advisors
Members of the Board have free access to the employees of the Company, and committees have the authority to retain such outside advisors as they determine appropriate to assist in the performance of their functions. Additionally, members of the Board periodically visit Company facilities.
Approval of Goals and Strategic and Financial Objectives
The overall strategy of the Company is reviewed and approved periodically at Board meetings. In addition, the Board conducts an annual strategic planning seminar at which the Company strategy is assessed.
Orientation and Education
The Board and the Company provide orientation for new directors on the Company’s corporate structure and organization, business units, strategic plan, significant accounting and risk-management issues, governance policies, and Global Code of Conduct. In addition, on an ongoing basis, directors participate in educational programs and/or seminars.

Shareholder Communication with Management and Directors
The response to any shareholder proposal is the responsibility of management subject to oversight by the appropriate Board committee. The Board is apprised of shareholder proposals and the Company’s response to such proposals.
Shareholders may express concerns to the outside directors via the Corporate Secretary of the Company at P.O. Box 57, Pittsburgh, Pennsylvania 15230 or via facsimile at (412) 456-7868.
Disclosure and Review of Corporate Governance Principles
The Company’s Corporate Governance Principles and all Board committee charters are available on the Company’s website at www.heinz.com and are also available in print to any shareholder upon request. The Corporate Governance Committee reviews these Corporate Governance Principles periodically, and reports the results of this review to the full Board.
Director Independence Standards
Pursuant to NYSE listing standards, the Board of Directors has adopted a formal set of Director Independence Standards with respect to the determination of director independence. In accordance with the Standards, an independent director must be determined to have no material relationship with the Company other than as a director. The Standards specify the criteria by which the independence of the directors will be determined, including strict guidelines for directors and their immediate family members with respect to past employment or affiliation with the Company or its independent registered public accounting firm. The Standards also prohibit Audit and Management Development and Compensation Committee members from having any direct or indirect financial relationship with the Company.
The Board has determined that every director, with the exception of Mr. Johnson, is independent under these Standards.
The full text of the Standards is attached as Appendix E to this Proxy Statement. The Standards are also posted on the Company website at www.heinz.com.
Policies on Business Ethics and Conduct
All Company employees and directors, including the CEO, the Chief Financial Officer, and the Principal Accounting Officer, are required to abide by the Company’s long-standing Global Code of Conduct to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Global Code of Conduct forms the foundation of a comprehensive program that requires compliance with all corporate policies and procedures and seeks to foster an open relationship among colleagues that contributes to good business conduct and an abiding belief in the integrity of our employees. The Company’s policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of the Company’s business.
Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Global Code of Conduct. The Audit Committee has established a policy and procedure to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting, internal accounting control, or audit matters, including a toll-free ethics and compliance hotline.

The full text of the Global Code of Conduct is published on the Company website at www.heinz.com, and is available in print to any shareholder upon request.
Board of Directors and Committees of the Board
Fiscal Year 2006 Meetings

Management
			Development and				Corporate		Public
Name	Board		Compensation		Audit		Governance		Issues		Executive

William R. Johnson	X	*									X	*

Charles E. Bunch	X		X		X

Mary C. Choksi	X				X				X	*	X

Leonard S. Coleman, Jr.	X				X		X		X

Peter H. Coors	X		X	*			X				X

John G. Drosdick	X				X				X

Edith E. Holiday	X		X				X

Candace Kendle	X				X		X

Dean R. O’Hare	X		X		X	*			X		X

Dennis H. Reilley	X		X				X

Lynn C. Swann	X						X		X

Thomas J. Usher	X		X				X	*	X		X

Number of Meetings in Fiscal Year 2006	9		4		10		4		3		0

X Member
*  Chairperson

Management Development and Compensation Committee

•	Recommends to the Board candidates for CEO of the Company and the election of executive officers who report directly to the CEO.

•	Develops and oversees the processes to set objectives, evaluate performance, and determine compensation and overall compensation policy for the CEO and his direct reports. The Committee formally solicits the opinions of non-Committee Board members.

•	Reviews annually the succession plan of the CEO and other executive officers as part of a talent review in which all Board members participate.

•	Makes recommendations to the Board with respect to the structure of overall incentive and equity-based plans for shareholder approval.

•	Selects and retains outside consultants to review and recommend appropriate types and levels of executive compensation, with the sole authority to approve consultant fees and other retention terms. Terminates such consultants as necessary.

•	Prepares the report of the Management Development and Compensation Committee for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations.

•	Evaluates the Committee’s performance annually.

Audit Committee

•	Oversees management’s establishment and maintenance of processes to provide for the reliability and integrity of the accounting policies, financial statements, and financial reporting and disclosure practices of the Company.

•	Oversees management’s establishment and maintenance of processes to provide for an adequate system of internal control over financial reporting at the Company and assists with the oversight by the Board of Directors and the Corporate Governance Committee of the Company’s compliance with applicable laws and regulations.

•	Oversees management’s establishment and maintenance of processes to provide for compliance with the Company’s financial policies.

•	Oversees the independence of the independent registered public accounting firm and the qualifications and effectiveness of both the independent registered public accounting firm and the internal auditors.

•	Prepares the report of the Audit Committee for inclusion in the Company’s annual proxy statement in accordance with applicable rules and regulations.

•	Appoints, retains, and reviews the performance of the independent registered public accounting firm.

•	Evaluates the Committee’s performance annually.

Public Issues Committee

•	Monitors issues and practices relating to the Company’s global social accountability, Global Operating Principles, Supplier Operating Guidelines, and human rights matters.

•	Reviews employment issues, equal employment opportunity matters, diversity initiatives, environmental matters, and workplace health and safety.

•	Reviews issues relating to food safety and security, nutrition, biotechnology, and food packaging regulations.

•	Reviews significant lawsuits, investigations by governmental entities, and other significant legal matters involving the Company or one of its affiliates that could affect the Company’s performance, business activities, or reputation.

•	Monitors programs and activities aimed at enhancing the Company’s global communications, crisis management, media relations, and community relations.

•	Oversees the H. J. Heinz Company Foundation and other charitable efforts of the Company and its affiliates.

•	Oversees the H. J. Heinz Company Political Action Committee.

•	Reviews and makes recommendations to the Board regarding shareholder proposals submitted for inclusion in the Company’s annual proxy materials that relate to social responsibility issues.

•	Evaluates the Committee’s performance annually.

Corporate Governance Committee

•	Monitors compliance with the Company’s Global Code of Business Conduct and all applicable laws and regulations.

•	Annually reviews the Company’s Corporate Governance Guidelines and recommends changes to these Guidelines.

•	Identifies qualified candidates to serve on the Board, and reviews Board candidate qualifications, selection criteria and any potential conflicts with the Company’s interests.

•	Recommends to the Board candidates for election or re-election to the Board at each Annual Meeting of Shareholders of the Company or to fill vacancies, including assessing the contributions of current directors and reviewing the independence, both in appearance and in fact, of current directors and nominees.

•	Recommends to the Board candidates for appointment to or removal from Board committees, and considers rotating members or chairs of various Board committees.

•	Provides orientation for new directors and continuing education for all directors.

•	Assesses the reporting channels through which the Board receives information, and the quality and timeliness of information received on a periodic basis.

•	Makes recommendations to the Board concerning changes in non-employee director compensation.

•	Periodically reviews Committee charter and recommends changes for Board approval.

•	Reviews management’s responses to shareholder proposals concerning corporate governance issues.

•	Assesses the Board’s performance and the Committee’s performance on an annual basis.

Executive Committee

•	Is comprised of the Chairman of the Board and the chairs of each of the other committees.

•	May exercise all powers of the Board except as limited by resolutions of the Board or by law; however, it is the general intention that all substantive matters be brought before the full Board.

Each incumbent director of the Company attended at least 81% of the aggregate number of meetings of the Board and committees on which the director served. As a general matter, all Board members are expected to attend the Annual Meeting. At the Company’s 2005 Annual Meeting, all members of the Board were present.
Director Compensation
Effective January 1, 2006, non-employee directors receive the following annual compensation:

•	$60,000 in cash and 3,000 restricted stock units.

•	$1,500 for each meeting-day attended.

•	$15,000 retainer for the chairs of the Audit and Management Development and Compensation Committees.

•	$10,000 retainer for the chairs of the Public Issues and Corporate Governance Committees.
Annual restricted stock unit grants are restricted for six months, during which time directors receive cash payments equal to dividend equivalents at the same rate as paid on the Company’s Common Stock. Non-employee directors may defer some or all of their cash and equity compensation into either a Heinz common stock fund or a cash account. Amounts deferred into Heinz stock units will be credited with additional stock units equal to the dollar amount of dividends paid from time to time. Sums deferred into cash accounts accrue interest calculated periodically at the prime rate. All amounts deferred are paid in stock or in cash, as appropriate, at a date elected by the non-employee directors at the time of the deferral. Currently, five directors have elected to defer some or all of their compensation.
Directors are reimbursed for travel to Board of Directors meetings for their actual out-of-pocket travel cost, up to the cost of a first-class, commercial airline ticket. The Company may, at its discretion, provide transportation via Company-operated aircraft or third-party charter aircraft. Directors are reimbursed for reasonable expenses incurred while travelling to or from Board of Director meetings or while conducting business on behalf of the Company.
The Company has maintained a charitable award program funded by insurance policies on the lives of non-employee directors who were members of the Board of Directors prior to 1995 as part of the Company’s overall program to promote charitable giving. Under the program, following the death of a covered non-employee director, the Company will donate $1,000,000 to qualifying charitable organizations recommended by the non-employee director and approved by the Company. The Company is reimbursed from the proceeds of the life insurance policies. Participants derive no financial benefit from these programs.
Non-employee directors who were on the Board prior to January 31, 1994 will receive, upon retirement on or after age 70, a pension benefit for life equivalent to $30,000 annually.
Mr. Johnson, the only employee director, receives no additional compensation for serving on the Board or any committee.
Report of the Audit Committee
The primary role of the Audit Committee is to oversee the Company’s processes to provide for the reliability and integrity of the accounting policies, financial statements, and financial reporting and disclosure practices of the Company. The Audit Committee oversees management’s establishment and maintenance of an adequate system of internal controls. The Audit Committee retains the Company’s independent registered public accounting firm and oversees their independence and oversees the qualifications and effectiveness of both the independent registered public accounting firm and internal auditors. Management has primary responsibility for the financial reporting process, including the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board.
In the performance of its oversight function and its duties, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 relating to communication with audit committees. In addition, the Audit Committee has received from the independent registered public accounting firm the letter required by Independence Standards Board Standard No. 1 relating to independence from the Company, has discussed with the independent registered public accounting firm the auditors’ independence, and has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence.
The Audit Committee has discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plan for their respective audits. The Audit Committee meets separately with both the internal auditors and independent registered public accounting firm, without management present, to discuss the results of their examinations, their audits of the Company’s financial statements and internal controls over financial reporting, and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Company’s 2006 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended May 3, 2006, for filing with the Securities and Exchange Commission (“SEC”). In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

The Board of Directors has determined that all members of the Audit Committee are “independent,” as defined by the Company’s Director Independence Standards, the current rules of The New York Stock Exchange (“NYSE”), and the SEC’s rules that implement certain provisions of the Sarbanes-Oxley Act of 2002. The Board of Directors has also determined that Mr. O’Hare is an “Audit Committee financial expert” as defined in the SEC’s rules. Consistent with Company policy, no member of the Audit Committee serves simultaneously on the audit committees of more than two other public companies.
Upon the Audit Committee’s recommendation, the Board has adopted a revised Audit Committee Charter, which is attached to this proxy statement as Appendix A.

Dean R. O’Hare, Chair	Leonard S. Coleman, Jr.
Charles E. Bunch	Candace Kendle
Mary C. Choksi	John G. Drosdick
Relationship with Independent Registered Public Accounting Firm
PricewaterhouseCoopers LLP has been the independent registered public accounting firm and has audited the consolidated financial statements of the Company since 1979. In addition to performing the audit of the Company’s consolidated financial statements, PricewaterhouseCoopers provided various audit-related, tax and other services during fiscal year 2006.
The aggregate fees billed for each of the past two fiscal years for each of the following categories of services are set forth below:

	Fiscal Year	Fiscal Year
	2006	2005

	(Dollars in thousands)
Audit Fees	$8,707	$13,032
Audit-Related Fees	283	1,800
Tax Fees
Tax Compliance	1,771	2,267
Other Tax Services	1,276	1,313
All Other Fees	0	60

Total Fees	$12,037	$18,472

Audit fees relate to professional services rendered for the integrated audit of the consolidated financial statements of the Company and of the Company’s internal controls over financial reporting, audits of the financial statements of certain subsidiaries and certain statutory audits, the issuance of comfort letters and consents, and assistance with review of documents filed with the SEC.
Audit-related fees for Fiscal Year 2006 relate primarily to audits of employee benefit plans. Audit-related fees for Fiscal Year 2005 include fees related to the audits of employee benefits plans, Sarbanes-Oxley readiness assistance, due diligence in connection with acquisitions and accounting advice on emerging issues.
Tax Compliance services consist of fees related to the preparation of tax returns. Other tax services consist of fees related to tax planning regarding domestic and international taxes, governmental grants and incentives, and expatriate taxes.
The Audit Committee prohibits the Company or any of its affiliates from receiving services by the Company’s independent registered public accounting firm that could be considered to have an impact on independence and services prohibited by the Sarbanes-Oxley Act of 2002 and SEC regulations.

In accordance with Audit Committee policy and legal requirements, all services to be provided by the independent registered public accounting firm in a category are pre-approved by the Audit Committee prior to engagement. The pre-approved services are budgeted, and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. If necessary, the Chair of the Audit Committee has been delegated authority to pre-approve additional services and then communicate these additional pre-approvals to the Audit Committee.
Matters to Be Acted Upon
1. Election of Directors
(Item 1 on WHITE proxy card) Please use the WHITE proxy card only.
You will have the opportunity to elect our entire Board of Directors, currently consisting of 12 members, at the Annual Meeting. Each of our directors is elected annually and serves until the next Annual Meeting of Shareholders or until a successor is elected or qualified.
The Board of Directors has nominated the following 12 nominees for election as directors at the Annual Meeting. If any of the nominees become unable or unwilling to serve, the proxies will be voted for the election of such other person as may be designated by the Board of Directors. We have received a notice from Trian Partners Master Fund, L.P. that it intends to nominate five individuals for election to the Board of Directors at the Annual Meeting.
The 12 nominees who receive the highest number of votes at the Annual Meeting will be elected.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

WILLIAM R. JOHNSON Director since 1993 Age 57 Chairman, President and Chief Executive Officer of Heinz (2000-present); President and Chief Executive Officer of Heinz (1998-2000)

CHARLES E. BUNCH Director since 2003
Age 57
Chairman and Chief Executive Officer of PPG Industries, Inc. (coatings, sealants, and glass products) (2005-present); President and Chief Executive Officer of PPG Industries, Inc. (2005); President and Chief Operating Officer of PPG Industries, Inc. (2002-2005); Executive Vice President-Coatings Sector of PPG Industries, Inc. (2000-2002); Senior Vice President of Planning, Corporate Services, and M&A of PPG Industries, Inc. (1997-2000)

MARY C. CHOKSI Director since 1998 Age 55 Managing Director of Strategic Investment Partners, Inc. and Emerging Markets Investors Corporation (investment management firms) (1987-present)

LEONARD S. COLEMAN, JR. Director since 1998
Age 57
Former President of the National League of Professional Baseball Clubs (1994-1999); also serves as director of Omnicom Group Inc., Cendant Corporation, Electronic Arts Inc., Churchill Downs Incorporated, and Aramark Corporation

PETER H. COORS Director since 2001
Age 59
Vice Chairman of Molson Coors Brewing Company (beverages) (2005-present); Chairman, Coors Brewing Company (beverages) (2000-present); Chairman, Adolph Coors Company (beverages) (2002-2005); Vice Chairman and Chief Executive Officer of Coors Brewing Company (1997-2000); also serves as director of U.S. Bancorp and Energy Corporation of America

JOHN G. DROSDICK Director since 2005
Age 62
Chairman, President, and Chief Executive Officer of Sunoco, Inc. (petroleum and petrochemical products) (2000-present); also serves as director of United States Steel Corporation and Sunoco Logistics Partners, LLC

EDITH E. HOLIDAY Director since 1994
Age 54
Attorney; Operating Trustee of TWE Holdings I and II Trusts (2002-present); Assistant to the President of the United States and Secretary of the Cabinet (1990-1993); General Counsel of the United States Department of the Treasury (1989-1990); also serves as director of Hess Corporation, RTI International Metals, Inc., Canadian National Railway Company, and White Mountains Insurance Group, Ltd., and director or trustee of various investment companies in the Franklin Templeton group of mutual funds

CANDACE KENDLE Director since 1998 Age 59 Chairman and Chief Executive Officer of Kendle International, Inc. (contract research organization) (1981-present)

DEAN R. O’HARE Director since 2000
Age 64
Former Chairman and Chief Executive Officer of The Chubb Corporation (insurance) (1988 until his retirement in November 2002); also serves as director of AGL Resources, Inc. and Fluor Corporation

DENNIS H. REILLEY Director since 2005
Age 53
Chairman and Chief Executive Officer of Praxair (industrial gases) (2000-present); Executive Vice President and Chief Operating Officer of E.I. DuPont de Nemours & Co. (1997-2000); also serves as director of Marathon Oil Company

LYNN C. SWANN Director since 2003
Age 54
Chairman of President’s Council on Physical Fitness and Sports (2002-2005); President, Swann, Inc. (marketing and consulting) (1976-present); football and sports broadcaster, ABC Sports (1976-2006)

THOMAS J. USHER Director since 2000
Age 63
Chairman of Marathon Oil Company (oil and natural gas)(2002-present); Retired Chairman of United States Steel Corporation (2004 until his retirement in 2006); Chairman and Chief Executive Officer of United States Steel Corporation (2002-2004); Chairman of the Board and Chief Executive Officer of USX Corporation (1995-2001); also serves as director of The PNC Financial Services Group, Inc. and PPG Industries, Inc.
2. Ratification of Auditors
(Item 2 on WHITE proxy card)
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2007.
A representative of PricewaterhouseCoopers LLP is expected to be at the Annual Meeting and will have an opportunity to make a statement and respond to questions.

3.	Other Business
The Board of Directors does not intend to present any business at the Annual Meeting not described in this Proxy Statement. If other matters are properly presented at the Annual Meeting, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, the Company was not aware of any additional matters to be raised at the Annual Meeting.

Executive Compensation
The following tables and accompanying text present the compensation of the Chairman, President and Chief Executive Officer and the five other most highly compensated executive officers in fiscal year 2006 (referred to in the Proxy Statement as the “named executive officers”).
Summary Compensation Table

		Annual Compensation			Long-Term Compensation

						Awards	Payouts

				Other	Restricted	Securities	Long Term	All
				Annual	Stock	Underlying	Incentive	Other
Name and		Salary	Bonus	Compensation	Awards	Options	Payouts	Compensation
Principal Position	Year	($)	($)	($)(1)	($)(2)	(# Awarded)(3)	($)(4)	($)(5)

W. R. Johnson
Chairman, President
and CEO	2006	1,050,000	2,390,000	81,021	777,025	356,615	-0-	165,753
	2005	1,050,000	1,900,000	77,948	772,759	294,363	-0-	482,397
	2004	1,050,000	2,040,000	—	3,400,000	400,000	-0-	393,363
D.C. Moran
Executive Vice President –
Consumer Products(6)	2006	498,109	659,432	—	210,053	44,825	-0-	1,103,888
	2005	443,417	469,488	—	513,920	37,000	-0-	71,149
A.B. Winkleblack
Executive Vice President
and CFO	2006	525,000	540,183	—	236,279	72,690	-0-	114,585
	2005	481,667	332,688	—	191,452	51,000	-0-	167,248
	2004	465,000	495,000	—	468,860	155,238	-0-	84,504
J.P. Berger
Executive Vice President –
Global Foodservice(6)	2006	525,000	469,634	—	236,279	72,690	-0-	335,359
	2005	444,433	224,625	—	1,134,528	37,000	-0-	103,989

J. Jimenez
Executive Vice President –
Heinz Europe(7)	2006	548,833	414,779	—	247,507	72,690	-0-	1,763,221
	2005	533,333	298,314	—	230,402	60,000	-0-	81,769
	2004	520,000	390,000	—	734,060	128,571	-0-	75,472
M.D. Milone
Senior Vice President –
Australia, New Zealand
and Rest of World	2006	420,000	425,072	—	168,016	48,460	-0-	651,900
	2005	397,500	277,108	—	141,569	40,000	-0-	106,782
	2004	385,000	340,000	—	443,700	121,905	-0-	94,516

(1)	In accordance with SEC rules, disclosure of perquisites and other personal benefits is omitted if the aggregate amount of such compensation for an executive is the lesser of either $50,000 or 10% of the total annual salary and bonus for the given year. Perquisites and other personal benefits provided to executive officers include personal use of the Company-owned aircraft, financial counseling, allowance for a Company automobile, parking, and club dues. For fiscal year 2006, Mr. Johnson reimbursed the Company for the aggregate incremental cost related to his personal airplane use. Aggregate incremental cost includes fuel, landing fees, airport taxes and fees, customs fees and in-flight food. Pursuant to SEC rules, each perquisite exceeding 25% of the aggregate amount of total perquisites reported must be disclosed. In fiscal year 2006, Mr. Johnson received $27,698 for country club dues and $22,800 as an automobile allowance.

(2)	Amounts reflect grants of restricted stock units in fiscal years 2004, 2005, and 2006 including, in the case of Mr. Berger, a grant in lieu of a portion of cash bonus for fiscal year 2005. The total number of all units awarded and their aggregate value as of May 3, 2006 were as follows: Mr. Johnson, 240,208, $10,059,911; Mr. Moran, 39,492, $1,653,925; Mr. Winkleblack, 50,391, $2,110,375; Mr. Berger, 56,671, $2,373,381; Mr. Jimenez, 58,637, $2,455,718; and Mr. Milone, 40,602, $1,700,412. The closing price of the Company’s common stock on May 3, 2006 was $41.88. The restricted stock units granted in fiscal year 2006 vest in equal increments over four years, and those granted prior to fiscal year 2006 vest in five years, subject to earlier vesting upon the attainment of certain predetermined specific financial objectives, except in the cases of Mr. Berger, whose grant of restricted stock units in lieu of a portion of his cash bonus for fiscal year 2005 vested on June 3, 2005 upon achieving specified performance objectives, and Mr. Moran, whose grant of a one-time retention award in fiscal year 2005 vests in five years. Executive officers are required to automatically defer receipt of any restricted stock units until termination of employment, or in some cases as required by the Internal Revenue Code, six months after separation of service. Dividend equivalents are paid on the restricted stock units at the same rate as paid on the Company’s Common Stock.

(3)	All option awards and those restricted stock unit awards made prior to the spin-off of certain businesses to Del Monte Corporation on December 20, 2002 have been adjusted to reflect the stock distribution made in connection with such spin-off.

(4)	There was no payout of performance unit awards granted in fiscal year 2005 under the Company’s long term incentive program. The performance period for such awards commenced on April 29, 2004, and ended on May 3, 2006.

(5)	Includes for fiscal year 2006 for Messrs. Johnson, Moran, Winkleblack, Berger, Jimenez, and Milone, respectively, the following: (i) amounts contributed by the Company under the Company’s retirement plans, $47,500, $110,094, $104,040, $31,518, $103,921, and $116,997, (ii) amounts paid by the Company to executives for payment of premiums allocable to executive life insurance provided by the Company; $92,108, $2,442, $10,545, $29,197, $7,046, and $8,400 (see description of bonus life insurance program under the Executive Estate Life Insurance Program heading); (iii) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120% of the applicable federal long-term rate, $26,145, $0, $0, $10,283, $0, and $11,000; and (iv) amounts attributable to principal and interest on retention bonuses awarded in fiscal year 2001, which were vested and payable on the fifth anniversary of the grant date provided that the recipients remained employed by the Company on such date, and which, in the cases of Messrs. Berger and Milone, were deferred at the election of the recipient; $0; $991,352; $0; $264,361; $1,652,254; and $515,503.

(6)	Messrs. Moran and Berger became executive officers of the Company on March 7, 2005.

(7)	Mr. Jimenez left employment with the Company effective April 28, 2006.
Option Grants in Fiscal Year 2006

					Grant Date
	Individual Grants				Value

		% of
	Number of	Total Options	Exercise
	Shares Underlying	Granted to	Price		Grant Date
	Options Granted	Employees	($/	Expiration	Present Value
Name	(#) (1)	in Fiscal Year	Share)	Date	($)(2)

W. R. Johnson	356,615	30.79	37.18	5/17/12	2,400,019
D. C. Moran	44,825	3.87	37.18	5/17/12	301,672
A. B. Winkleblack	72,690	6.28	37.18	5/17/12	489,204
J. P. Berger	72,690	6.28	37.18	5/17/12	489,204
J. Jimenez	72,690	6.28	37.18	5/17/12	489,204
M. D. Milone	48,460	4.18	37.18	5/17/12	326,136

(1)	All options were granted in May 2005, pursuant to the terms of the Company’s stock option plans and have identical terms. All options vest in 25% annual increments commencing on May 17, 2006.
(2)	The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black- Scholes model in estimating the value of the option grants reflected in the above table include the following: (i) exercise price for the options ($37.18) equal to the fair market value of the underlying Common Stock on the date of grant; (ii) expected option term of 5.0 years; (iii) dividend yield of 3.20%; (iv) risk-free interest rate of 4.0%; and (v) volatility of 22.2%. The ultimate values of the options will depend on the future market price of the Company’s Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company Common Stock over the exercise price on the date the option is exercised.
Aggregated Options/ SAR Exercises in Fiscal Year 2006 and
Fiscal Year-End Option/ SAR Value

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options/
			Options/SARs		SARs
	Shares		At Fiscal Year-End (#)(1)		At Fiscal Year-End ($)(2)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

W. R. Johnson	277,488	1,812,690	3,547,944	777,389	15,709,791	4,316,224
D. C. Moran	-0-	-0-	368,945	109,826	1,845,607	559,257
A. B. Winkleblack	-0-	-0-	259,636	188,559	1,877,533	1,137,646
J. P. Berger	166,493	1,270,903	314,788	189,537	1,369,147	652,698
J. Jimenez	-0-	-0-	703,633	181,976	3,426,215	1,065,117
M. D. Milone	62,500	511,856	362,065	206,010	2,173,912	852,672

(1)	All options granted prior to December 20, 2002 were adjusted to reflect the stock distribution resulting from the spin-off of certain businesses to Del Monte Corporation on that date.
(2)	The “Value of Unexercised In-the-Money Options at Fiscal Year-End” is equal to the difference between the option grant date exercise price and the NYSE closing price of Company stock on May 3, 2006 ($41.88), multiplied by the number of shares underlying the option.
Retirement Benefits
Most full-time salaried employees in the United States who were hired before January 1, 1993 are entitled to retirement benefits from Plan A of the H. J. Heinz Company Employees’ Retirement System (“Plan A”). Benefits are based on credited service and five-year average eligible compensation through December 31, 1992, the date on which Plan A was frozen. Since January 1, 1993, retirement benefits have been provided by the Company through an age-related contribution account within the Employees Retirement and Savings Plan and the Employees Retirement and Savings Excess Plan.
The Company has a Supplemental Executive Retirement Plan (the “SERP”) which provides additional retirement benefits for eligible executives, including the named executive officers in the Summary Compensation Table. The SERP was adopted in order to attract and retain executives, and to compensate them for reductions in benefits due to limitations imposed by the Internal Revenue Code. Benefits under the SERP are paid as a single lump sum cash payment upon retirement at age 55 or later, after at least five years of service.
Effective May 1, 2004, the Board of Directors amended the SERP to provide future service benefits under a career average cash balance plan. Under the cash balance plan formula, a participant receives monthly pay credits based on the participant’s annual bonus category; each of the named executive officers receives a pay credit of 8% of eligible compensation. The accumulated credits earn 5% interest, compounded monthly.
For service prior to May 1, 2004, participants receive a payment equal to the product of a service-related multiple, frozen as of May 1, 2004, and the participant’s final average eligible compensation during the highest five of the ten years immediately prior to retirement. This product is reduced by (i) the lump sum value of the Plan A benefit (if any), and (ii) the value of the participant’s Age-Related Company Contribution Account under the Employees Retirement and Savings Plan and the Employees Retirement and Savings Excess Plan.
In addition to benefits under the SERP, Mr. Johnson receives benefits under an enhancement to the SERP that the Board of Directors approved on May 6, 2002. This enhancement provides for an additional benefit equal to 3.85% of final average earnings for each additional year of service after the date of the SERP enhancement. This benefit is subject to a maximum enhancement of 26.95% at 7 additional years of service. The enhancement is further limited to a total benefit (from all of the Company’s retirement arrangements) equivalent to an annual annuity of 60% of final average earnings (base salary, bonus, and pensionable restricted stock units) at retirement on or after the age of 60.
This enhanced benefit fully vests on May 6, 2007, subject to Mr. Johnson’s continued employment. If Mr. Johnson is involuntarily terminated from his position for a reason other than for cause, the benefit will fully vest as of the date of his termination.

The following table, entitled “U.S. Retirement Plans,” shows the estimated retirement benefit for each of the named executives from all sources described above, stated as an annual pension equivalent beginning at age 65 (except Mr. Jimenez). The estimates assume that each executive works until age 65, and that eligible compensation under the SERP, the executive’s base salary, annual bonus, and restricted stock units received in lieu of cash bonus, remain constant at Fiscal Year 2006 amounts.
U.S. Retirement Plans

	Estimated Annual Annuity
	Starting at Age 65 ($)

W. R. Johnson	2,356,215
D. C. Moran	632,160
A. B. Winkleblack	606,191
J. P. Berger	537,469
J. Jimenez	132,639	*
M.D. Milone	531,801

*	As discussed more fully below, Mr. Jimenez left employment with the Company on April 28, 2006, and will not accrue any additional retirement benefits after such date. Additionally, Mr. Jimenez had not vested in his Supplemental Executive Retirement Plan account and will receive no payment under that plan.
Executive Estate Life Insurance Program
In December 2001, the Company adopted an executive estate life insurance program (“EELIP”) for certain eligible executives. Under the EELIP, in 2001 and 2002, eligible executives relinquished compensation in exchange for the Company’s funding of a split-dollar life insurance policy purchased by the executive’s family trust (“EELIP Loans”). Each of the EELIP Loans was subject to vesting, and the Company will automatically be repaid the amount of the EELIP Loans plus interest thereon from the proceeds of the policy after the participant’s and/or participant’s spouse’s death, as applicable. In March 2003, the EELIP was amended to eliminate the EELIP loan feature and convert the split-dollar life insurance program into a bonus life insurance program.
The Company has outstanding EELIP Loans to Messrs. Johnson, Berger, and Milone, executive officers of the Company. These EELIP loans to Messrs. Johnson, Berger, and Milone fully vested on or before September 2003, accrue interest at the annual rate of 4.99%, 4.6% and 4.6%, respectively, and, consistent with the EELIP, will be automatically repaid to the Company upon payment under the related life insurance policy. As of May 3, 2006, the total due to the Company plus accrued interest under these EELIP Loans were $6,033,071, $531,375, and $201,105 for Messrs. Johnson, Berger and Milone, respectively.
The above-referenced EELIP Loans which will be automatically repaid, with interest, to the Company upon payment under the policy, are permitted to remain outstanding under the Sarbanes-Oxley Act of 2002, so long as their terms are not materially modified.
Employment Contracts and Termination of Employment and Change-in-Control Agreements
Change-in-Control Agreements
The Company maintains severance protection agreements with its executive officers, including the named executive officers, and certain other key executives. Those agreements provide that if an executive’s employment is terminated involuntarily other than for cause, or voluntarily for good reason, within two years after a change in control of the Company, the executive will be entitled to a lump sum payment equal to either two or three times the sum of annual salary and bonus plus a benefit determined by taking into account an additional two or three years of age and service for purposes of calculating retirement benefits. For some senior executives, the bonus amount includes restricted stock units granted in lieu of a portion of the cash bonus opportunity. The agreements also provide that the Company will reimburse the executive for the impact of excise taxes associated with payments contingent on a change in control.
Like options granted to all other participants under the 2003 Stock Incentive Plan, as amended by Amendment Number One dated May 17, 2005, the 2000 Stock Option Plan, as amended by Amendment Number One dated May 17, 2005, and the 1996 Stock Option Plan, as amended by Amendment Number One dated May 17, 2005, options granted to executives under these plans prior to May 17, 2005, will immediately vest in the event of a change in control of the Company. Restricted stock units granted prior to May 17, 2005, will vest if, within 2 years of a change in control of the Company, the executive is involuntarily terminated without cause and such restricted stock units are not replaced by the successor company. Options and all restricted stock units granted on or after May 17, 2005, will only vest if, within 2 years of a change in control of the Company, the executive is terminated by the Company involuntarily other than for cause, or the executive terminates employment voluntarily for good reason, and such options or restricted stock units are not replaced by the successor company.
With regard to the 1994 Stock Option Plan and the 1996 Stock Option Plan, a “Change in Control” would occur on the date on which there is a failure of individuals who were members of the Board of Directors as of the applicable effective dates of those plans, to constitute at least a majority of the Board of Directors, unless the election (or the nomination for election by the shareholders) of each new director was approved by a vote of at least two-thirds of the total of such individuals then still in office and such other directors as may previously have been elected or nominated pursuant to such a two-thirds vote.
With regard to the 2000 Stock Option Plan and the Fiscal Year 2003 Stock Incentive Plan, a “Change in Control” would occur when the individuals who, as of the applicable effective dates of those plans, are members of the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board of Directors; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new directors shall, for purposes of those plans, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Consent” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consent by or on behalf of a person other than the Board of Directors (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.
The election of any Peltz/ Trian nominees would count toward a Change in Control under all of the foregoing plans and the severance protection agreements described above.
Termination of Employment Agreement
On April 28, 2006, the Company entered into a Separation Agreement and General Release (the “Agreement”) with Joseph Jimenez, Jr. Mr. Jimenez was previously serving as

Executive Vice President, President, and CEO of Heinz Europe. Pursuant to the terms of the Agreement, Mr. Jimenez’s separation from service was effective on April 28, 2006.
Under the Agreement and the Company’s severance policy provide for the following payments to Mr. Jimenez: a lump sum payment of $947,795, less applicable deductions, payable promptly after separation; an additional $152,205, less applicable deductions, payable six months after his separation date; and monthly payments of $55,000, less applicable deductions, from November 2006 through April 2008, subject to earlier termination of such payments as of the date he secures employment prior to April 2008. In addition, given that Mr. Jimenez served through the fiscal year, he is entitled to an annual incentive award “bonus” for fiscal year 2006. The bonus will be calculated and paid based on actual goal results for fiscal year 2006; such bonus, if earned, will be paid approximately 60 days after the end of the fiscal year.
Pursuant to the provisions of the applicable Company stock option and equity award plans (the “Equity Plans”), all stock options previously granted to Mr. Jimenez will vest and expire according to the terms of each annual award agreement and underlying Equity Plan document. All restricted stock unit awards will continue to vest according to the terms of each annual award agreement, and dividends and dividend equivalents on unvested RSUs will be paid in accordance with the applicable award agreement and Equity Plan, subject to a potential six-month delay in some payments to the extent necessary to comply with Internal Revenue Code Section 409A.
Consistent with the Company’s practice regarding senior executives, Mr. Jimenez will receive $20,000 for payment of 2006 country club dues, and $50,000 for payment of financial planning, tax assistance, and legal fees. The Company’s obligation to prepare and file foreign tax returns and cover certain tax payments under the corporate expatriate program will continue after separation from employment under the terms of such program. All short-term and long-term disability insurance coverage terminated on April 28, 2006. The Company executive life insurance will continue to remain in force through December 31, 2006, and the Company will pay Mr. Jimenez a lump sum equal to $14,000 for use toward payment of this or similar coverage through April 2008. All personal excess liability insurance will similarly continue through December 31, 2006, and the Company will pay Mr. Jimenez a lump sum of $6,000 for his use toward payment of this or similar coverage through April 2008. Outplacement services will be made available through April 2007.
As a result of separation, Mr. Jimenez is entitled to receive all benefits accrued and vested for his account as of April 28, 2006 under the Company’s retirement plans in accordance with and subject to the restrictions and limitations contained in those plans. Mr. Jimenez had not vested in his Supplemental Executive Retirement Plan account and received no payment under that Plan. The Company will not be required to make any contribution to its retirement plans for or on behalf of Mr. Jimenez after April 28, 2006. Payment of any amounts deferred under the Company’s deferred compensation plan will commence six months after the date of separation.
The Company will provide health coverage through COBRA or an alternative arrangement to Mr. Jimenez and eligible dependents for a period of 24 months from separation, or until April 30, 2008, on the same coverage and tax basis that are available to other active senior executives generally. The Company will also reimburse Mr. Jimenez for all unused and accrued vacation days.

Special Restricted Stock Unit Awards
The Company has, on occasion, made restricted stock unit awards intended to facilitate retention of key employees or constitute performance awards for exceptional service to the business. Special performance awards have contained provisions including accelerated vesting of restricted stock units. In the case of retention awards, vesting may occur for some awards on the fifth year anniversary of the grant without the possibility of earlier vesting or, for other awards, one-third after the first two years and one-third in years three and four following the grant with forfeiture of all unvested units upon termination. Executive officers are required to automatically defer receipt of any restricted stock units until retirement or termination of employment, at which time such awards will be fully deductible, or in some cases as required by the Internal Revenue Code, six months after separation of service.
Report of the Management Development and Compensation Committee on Executive Compensation
Committee Overview
The Management Development and Compensation Committee (the “Committee”) consists of six non-employee directors who have been determined by the Board to be independent as defined in The New York Stock Exchange’s listing standards and the Company’s Board independence standards, and who meet the applicable standards under Section 162(m) of the Internal Revenue Code and Rule 16b-3 of the Securities Exchange Act of 1934. The role of the Committee is to oversee Heinz’s compensation and benefit plans and policies, administer its stock plans (including reviewing and approving equity grants to elected officers) and review and approve annually all compensation decisions relating to elected officers, including those for the Chairman, President & CEO and the other executive officers named in the Summary Compensation Table (the “Named Executive Officers”). In addition, the Committee leads the full board in the annual process of evaluating the performance of the CEO, and leads the succession planning process for the Company’s top executives. The Committee’s charter is available through the Heinz website at http://www.heinz.com/Charter mgmtcomp.aspx.
Compensation Philosophy
The Committee believes that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to its long-term success. Compensation should be structured to ensure that a significant portion of the total opportunity is directly related to Company financial performance and other factors that directly and indirectly influence shareholder value, and a significant portion of the total opportunity should be delivered in equity-based incentives to ensure commonality of interest between management and shareholders. To that end, it is the view of the Board that the total compensation program for executive officers should consist of the following:

•	Salaries,

•	Annual cash incentive awards,

•	Cash and equity-based long-term incentive compensation, and

•	Certain other benefits.
It is the intent of the Committee that salary, target annual bonus levels and target long-term incentive award values be set at the median of a peer group of consumer products companies (the “Peer Group”), based on available survey and proxy statement data.

For Fiscal Year 2006, the actual total compensation of the Named Executive Officers generally fell within the lower quartile of total compensation paid to executives holding equivalent positions in the Peer Group.
Committee Governance Practices
The Committee recognizes the importance of maintaining sound principles for the development and administration of compensation and benefit programs, and has taken steps to significantly enhance the Committee’s ability to effectively carry out its responsibilities as well as ensure that the Company maintains strong links between executive pay and performance. Examples of actions that the Committee has recently taken include:

•	Adjusted our comparator peer group to focus more on our industry;

•	Required executive change-in-control agreements, with concurrence of management, to have two triggering events before a participant is eligible to receive benefits, and amended stock option plans so that newly issued stock options will not immediately vest in the event of a change-in-control; and

•	Established annual reviews of detailed compensation tally sheets for the Named Executive Officers, which are reviewed with each Board member.
In addition, we have continued our practices of:

•	Rotating Committee Members

•	Holding executive sessions led by the Committee Chairman (without Company management present) at most Committee meetings

•	Utilizing an outside consultant selected and retained by the Committee to advise on executive compensation issues
Compensation Consultant
The total rewards team in Heinz’s Corporate Human Resources Department supports the Committee in its work. In addition, the Committee calls upon its independent compensation consultant, who is retained by and is directly accountable to the Committee, for consultation and objective survey information related to executive compensation. The consultant attended all of the Committee meetings in Fiscal Year 2006. Further, neither the individual consultant nor the firm to which he is affiliated performs any other services to the Company or to management.
Total Compensation— Tally Sheets
Compensation tally sheets for each of the Named Executive Officers were prepared and reviewed by the Committee and full board in Fiscal Year 2006. These tally sheets affixed dollar amounts to all components of the Named Executive Officers’ Fiscal Year 2006 compensation, including current pay (salary and bonus), deferred compensation, outstanding equity awards, benefits, and perquisites. The tally sheets also included the projected value of equity compensation and retirement and severance payments under various termination scenarios including change-in-control. The Committee has committed to review tally sheets at least on an annual basis and share them with the full Board of Directors. Information from the tally sheets is considered by the Committee in making decisions related to salary increases and variable compensation award levels, as well as the design of non-cash compensation programs.
Salaries
The salaries of the Named Executive Officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on an evaluation of the individual’s performance and level of pay compared to the Peer Group pay levels. The Company’s policy is generally to target base salary at a median level when compared with base salaries of the Peer Group, with variations above or below median to reflect each individual executive’s performance over time, skill set and experience, value and importance to the Company, and difficulty of replacement. In some cases, base salaries of the Company’s executive officers are below the median for base salaries of executive officers of the Peer Group. During Fiscal Year 2006, the salary levels of several executive officers were increased based on the Committee’s conclusion that such officers’ performance merited such increase. Mr. Johnson’s base salary was last increased in May 2001 and, based on external market analysis of total compensation, has not been adjusted since that date.
Annual Incentive Bonuses
In the 2003 fiscal year, the Board of Directors adopted, and the shareholders approved, the H.J. Heinz Company Senior Executive Incentive Plan. Under the terms of this Plan, an annual cash incentive pool of 1.5% of Net Income, as defined in the Plan, is established for the Named Executive Officers, all of whom participate in the Plan. The maximum award for any one participant cannot exceed 40% of the Incentive Pool.
Annual incentive bonuses under the shareholder-approved incentive compensation plan are intended to reward key executive officers for achieving targeted levels of performance by providing annual awards which, when added to base salary, produce total cash compensation at approximately the 50th percentile of the Peer Group when performance goals are met, or up to the 75th percentile when such goals are exceeded, and below median when such goals are not achieved.
Annual incentive target awards are determined as a percentage of each Named Executive Officer’s base salary. The Committee determines the performance measures and other terms and conditions of awards for Named Executive Officers covered under the Plan. Based on the Company’s performance in Fiscal Year 2006, annual incentive bonuses were paid in cash to the executive officers under the Plan. These incentives focus the Company’s management on clear performance measures aligned with the creation of shareholder value. The performance measures used in Fiscal Year 2006 to determine the final amount of the awards included operating income (“OI”), operating free cash flow (“OFCF”), sales growth, and personal goals for all Named Executive Officers and most other executives.
Awards to the senior executive officers listed in the Summary Compensation Table were based on both the Company’s performance relative to the financial targets and the achievement of individual performance objectives, as approved by the Committee at the beginning of the fiscal year. The Committee evaluated Mr. Johnson’s performance relative to the predetermined financial metrics, which included OI, OFCF, and sales growth and relative to the predetermined personal goals, which included leadership goals, corporate strategy, cost reduction initiatives, organizational streamlining, executive development, talent upgrade, and global quality. In assessing performance against the established financial targets and personal objectives, the Committee considers actual results against the specific deliverables associated with each, the extent to which the objective was a significant stretch goal for the organization, and whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results. The Committee assesses the level of achievement against each objective, and then determines an overall assessment for each Named Executive Officer. The overall assessment then determines the percent of the target award that will be paid to the officer as the annual incentive for that year. For Fiscal Year 2006, the Company exceeded both its OFCF and sales growth targets and was slightly under its OI target. The Company also exceeded its cost savings targets and is also on track with its business transformation process of selling non-performing, non-core businesses and focusing on our core businesses. The Company has also continued the steps necessary to build its people capability through leadership development and a focus on succession planning. Based on performance results against these measures and objectives, Mr. Johnson’s short-term performance award was $2,390,000 which is above the target level. The Committee evaluated Mr. Johnson’s Senior Executive Incentive Plan award payout on the same basis as the other Named Executive Officers. The awards for 2006 performance are well below the aggregate maximum of $10.6 million for the entire group permitted under the Plan. The Committee will continue to base these awards on Company and individual performance criteria subject to the established maximum.
Long-Term Incentive Compensation
The Committee believes that the current long-term incentive compensation program ensures that the Company’s executive officers have a continuing stake in the long-term success of the Company.
Mr. Johnson and the other executive officers participate in the Company’s Long-Term Incentive Compensation Program, which consists of stock options, restricted stock units, and performance units. During 2003 and 2004, the Company reviewed its approach to the use of stock options in light of new accounting requirements and competitive developments in the marketplace. While the Company still believes strongly in the appropriateness of stock options as a long-term incentive vehicle, the following key changes were made to the stock incentive awards beginning in 2003: the size of stock option awards and restricted stock unit awards were reduced by 84% and 22%, respectively, and a performance unit program (see below) was introduced; the maximum term of stock option awards was reduced from ten to seven years; and restricted stock units now vest by 25% per year as compared to prior awards that provided for vesting upon the fifth anniversary of the date of the award with accelerated vesting over the initial three years based on the achievement of earnings per share goals. The Committee believes that these combined grants, with the noted changes, provide a competitive balance for executives between risk and potential reward, thus serving as more effective incentives for our superior performers to remain with the Company and continue that performance.
Stock Options
Stock options emphasize the objective of increasing shareholder value and encouraging share ownership for management in accordance with the Company’s established stock ownership guidelines. Annually, the Committee determines whether to grant options to the executive officers based upon the Committee’s assessment of whether such option grants will contribute to the longer-term growth of the Company and whether they will encourage employees to remain with the Company. The Committee granted stock options to each of the executive officers in Fiscal Year 2006 to recognize their future contributions, maintain a competitive pay position relative to our Peer Group, and to create greater alignment with shareholder value creation.
Executive officers were awarded non-qualified stock options with an exercise price equal to the fair market value of Heinz common stock on the date of grant. Accordingly, the stock options will have value only if the market price of the common stock increases after the grant date. The options have a maximum term of seven years and vest in 25% increments on each of the first, second, third, and fourth anniversaries of the date of the grant. In determining the size of stock option grants to executive officers, the Committee considered similar awards to individuals holding comparable positions in our Peer Group, Company performance against the strategic plan, individual performance against the individual’s objectives, as well as the allocation of overall share usage under the Plan to executive officers.
Based on Mr. Johnson’s expected future contributions to the Company, an assessment of market data, and recognition of the value of his continued leadership in the role of Chairman, President & CEO, Mr. Johnson received an option grant in Fiscal Year 2006 of 356,615 shares.
Restricted Stock Units
Restricted stock units provide compensation that promotes the long-term financial interest of the Company by creating both real ownership that encourages senior executives to think and act like shareholders and a competitive retention vehicle.
The Committee determines the number of restricted stock units to be granted to participants and the time period for restriction on transferability. A participant who is awarded restricted stock units will receive dividend equivalent income on such units during the restricted period. In accordance with the terms of the applicable award documents, upon expiration of the restricted period, payment of restricted stock units will be made in shares of common stock.
For Fiscal Year 2006, all executive officers were granted restricted stock units that will vest in four equal annual installments from the date of grant. Mr. Johnson received 20,899 restricted stock units in recognition of his contributions to the Company.
The Committee has, on occasion, issued restricted stock units with different conditions from the typical awards described above in circumstances where the awards are intended to greater facilitate retention of key employees or to recognize the exceptional performance of certain individuals. Such awards have contained provisions including either accelerated vesting in the case of special performance awards; vesting one-third after the first two years and then one-third in years 3 and 4 following grant with forfeiture of all unvested units upon termination; or vesting on the fifth year anniversary of the grant without the possibility of earlier vesting in the case of special retention awards. The Committee requires any Named Executive Officer to automatically defer receiving the proceeds of restricted stock units until retirement or termination of employment, at which time such awards will be fully deductible.
Performance Units
In order to further link the compensation of executives with the interests of shareholders, in Fiscal Year 2005 the Company granted performance awards as permitted in the Fiscal Year 2003 Stock Incentive Plan, subject to restrictions and conditions, and the achievement of Company long-term performance goals specified in advance by the Committee. These new performance awards replaced a large portion of stock options and restricted stock units previously granted to executive officers. For the performance period from April 29, 2004 through May 3, 2006, the performance goals were established by the Committee based on the compound annual growth rate of net income (“NI”) and sales growth.
Awards are payable at the end of the two-year performance period based upon the Company’s achieving the NI and sales growth targets. A new cycle does not commence until the earlier cycle has been completed. Once the minimum NI goal is met, the amount of any award is dependent upon the level of sales growth of the Company for the performance period. If the Company meets or exceeds the median amount of net income growth of the Peer Group over the performance period and generates at least flat sales, the Committee may, in its discretion, authorize payment of up to 50% of any target award to participants excluding the Chief Executive Officer. In addition, if the Company does not remain in or above the third quartile when comparing its shareholder return to the relative total shareholder return of the Peer Group, the Committee will exercise its discretion to reduce payouts for Named Executive Officers.
If earned, 50% of the payout of the performance award will be made in cash and 50% will be made in stock valued at the fair market value of Heinz common stock as of the date of the payout. However, if the executive has met applicable stock ownership guidelines, the performance award may be paid entirely in cash. Although Mr. Johnson has exceeded the applicable stock ownership guideline as published by the Committee, the Committee determined on the grant date of the award that if Mr. Johnson earns the performance award, half of it will be paid in cash and half will be paid in stock. For the Named Executive Officers, including Mr. Johnson, any stock received as partial payout of the performance award will be deferred until retirement or termination of employment.
During Fiscal 2005, Mr. Johnson was awarded 5,760,000 Performance Units in recognition of his contribution to the Company. No Performance Units were granted in fiscal year 2006 to Mr. Johnson or any of the executive officers, as a new performance period commences immediately following the end of the current performance period (performance periods do not overlap). No awards were earned or paid for the two-year performance period ending May 3, 2006.
Stock Ownership Requirements
In June 1998, the Committee adopted ownership guidelines for approximately the 100 most senior executives to continue to emphasize share ownership by senior management and to maintain focus on building shareholder value. These guidelines are set as a specific number of shares, which vary by executive level. The Committee monitors executive officers’ compliance with the stock ownership guidelines. At its meeting held on May 9, 2006, the Committee confirmed that approximately 55% of the executive officers meet or exceed the applicable guideline. For purposes of determining ownership, the plan includes shares owned outright in the executive’s name or through a broker, shares held in trust, vested and unvested restricted stock units and shares held in an account or fund such as an employee stock purchase plan or 401(k) plan, etc. The ownership guidelines which were established in 1998 are as follows:

Officer	Minimum Ownership Requirement (shares)

Chairman, President & CEO	200,000
Executive Vice Presidents/ General Counsel	100,000
Vice Presidents (depending on position level)	15,000/20,000/50,000
In total, the executives included in the above chart are required to own 2,385,000 shares. Until ownership guidelines are met, executives must retain at least 75% of the after-tax gain of Heinz shares acquired through the exercise of options, hold 75% of shares received on vesting of Restricted Stock Units, on an after-tax basis, and will receive the payment of 50% of any long-term incentive awards in stock. The Committee maintains discretion to reduce or eliminate future long-term incentive awards for an executive who is not in compliance with the stock ownership guidelines or does not retain the specified after-tax gain of Heinz shares acquired through exercises of stock options.

Tax Deductibility of Executive Officer Compensation
Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to the executive officers named in the Summary Compensation Table to $1,000,000 each, unless certain requirements are met. The Committee has considered the impact of this tax code provision and its normal practice is to take such action as is necessary to preserve the Company’s tax deduction to the extent consistent with the Company’s compensation policies.
The Company plans to comply with the requirements of Section 162(m). Accordingly, all awards made under Company plans in Fiscal Year 2006 are intended to meet the requirements of Section 162(m) for tax deductibility purposes.

Peter H. Coors, Chair	Dean R. O’Hare
Charles E. Bunch	Dennis H. Reilley
Edith E. Holiday	Thomas J. Usher

Performance Graph — Five Fiscal Years
The following graph compares the cumulative total shareholder return on the Company’s Common Stock over the five preceding fiscal years with the cumulative total shareholder return on the Standard & Poor’s Packaged Foods Group Index and the return on the Standard & Poor’s 500 Index, assuming an investment of $100 in each at their closing prices on May 2, 2001 and reinvestment of dividends.

	2001	2002	2003	2004	2005	2006

H.J. HEINZ	$100.00	$113.26	$91.57	$120.32	$120.10	$141.10
S&P PACKAGED FOODS(1)	$100.00	$116.13	$105.21	$135.17	$143.85	$140.44
S&P 500	$100.00	$86.90	$74.66	$92.97	$97.48	$112.38

(1)	Standard & Poor’s Packaged Foods Index includes: Campbell Soup Company, ConAgra Foods, Inc., Dean Foods Company, General Mills Inc., The Hershey Company, H.J. Heinz Company, Kellogg Company, McCormick & Company, Inc., Sara Lee Corporation, Tyson Foods, Inc., and William Wrigley Jr. Company.

Additional Information
Section 16 Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers to file reports with the SEC. To the Company’s knowledge, during the fiscal year ended May 3, 2006, all required filings were made on a timely basis, based on review of the reports and written representations provided to the Company.
No Incorporation by Reference
Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this Proxy Statement under the captions “Report of the Audit Committee,” “Report of the Management Development and Compensation Committee on Executive Compensation,” and “Performance Graph,” shall not be incorporated by reference into any document filed with the SEC.
Rene D. Biedzinski
Secretary
Dated: [                ], 2006

APPENDIX A
H. J. HEINZ COMPANY
AUDIT COMMITTEE CHARTER
Purpose: The primary functions of the Audit Committee are to:

1. Oversee management’s establishment and maintenance of processes to provide for the reliability and integrity of the accounting policies, financial statements, and financial reporting and disclosure practices of the Company.

2. Oversee management’s establishment and maintenance of processes to provide for an adequate system of internal control over financial reporting at the Company and assist with the oversight by the Board of Directors and the Corporate Governance Committee of the Company’s compliance with applicable laws and regulations.

3. Oversee management’s establishment and maintenance of processes to provide for compliance with the Company’s financial policies.

4. Retain the independent registered public accounting firm and oversee their independence and oversee the qualifications and performance of both the independent registered public accounting firm and internal auditors.

5. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.
Responsibilities and Duties: Among its responsibilities and duties, the Audit Committee shall:
Process and Administration
1. Hold at least five meetings per year and such additional meetings as may be called by the Chairperson of the Audit Committee, a majority of the members of the Audit Committee, or at the request of the independent registered public accounting firm or the Vice President-Corporate Audit. A quorum shall consist of at least three members.
2. Create an agenda for the ensuing year.
3. Report through its Chairperson to the Board of Directors following the meetings of the Audit Committee.
4. Maintain minutes or other records of meetings and activities of the Audit Committee.
5. Review the responsibilities outlined in this charter annually and report and make recommendations to the Board of Directors on any revisions to this charter.
6. Conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities.
7. Provide a mechanism for the independent registered public accounting firm and internal auditors to communicate directly with the Audit Committee without management present and periodically meet separately with each of the independent registered public accounting firm, internal auditors and management.
8. Delegate authority to one or more members where appropriate.
9. Establish a process for, and conduct, an annual performance evaluation of the Audit Committee.

Monitoring and Oversight Activities
1. Review with management and the independent registered public accounting firm and internal auditors significant risks and exposures, and review and assess the steps management has taken to assess and manage such risks and exposures.
2. Review and discuss earnings releases, as well as corporate policies with respect to the types of information to be disclosed and types of presentations to be made to analysts and rating agencies.
3. Review and discuss with management and the independent registered public accounting firm the Company’s quarterly and audited annual financial statements, including (a) matters required to be discussed by the independent registered public accounting firm by Statement on Auditing Standards No. 61 (as it may be amended), and the independent registered public accounting firm’s opinion rendered with respect to such financial statements, and (b) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The discussion should include, where appropriate, a discussion about the Company’s critical accounting estimates, accounting principles, financial statement presentation, significant financial reporting issues and judgments (including off-balance sheet structures and the use of pro forma or non-GAAP financial information), the adequacy of the Company’s internal controls, and any regulatory and accounting initiatives, correspondence with regulators, or published reports that raise material issues with respect to, or that could have a significant effect on, the Company’s financial statements. Based on this review and discussion, recommend as appropriate, to the Board of Directors the inclusion of the audited financial statements in the Company’s Form 10-K and annual report.
4. Review and discuss the adequacy and effectiveness of the Company’s disclosure controls and procedures and internal controls over financial reporting including obtaining from management, their assessments of the Company’s internal control over financial reporting; review the recommendations made by management and the independent registered public accounting firm and internal auditors regarding internal control over financial reporting and other matters relating to the accounting procedures and the books and records of the Company and review any material weaknesses or significant deficiencies in, or changes to, internal control over financial reporting or any fraud involving management reported to the Audit Committee by the independent registered public accounting firm or management and the resolution of any material weaknesses or significant deficiencies.
5. Receive reports from, and provide the Audit Committee’s views with respect to, the Company’s Corporate Governance Committee regarding the monitoring of compliance with applicable laws and regulations and the Company’s Code of Business Conduct.
6. Establish and oversee procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.
7. Review and approve expense accounts of the Chairman and the Chief Executive Officer (this activity is performed by the Audit Committee Chairperson).
8. Perform other functions as assigned by the Board of Directors.
Independent Registered Public Accounting Firm and Internal Auditors
1. Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. In this regard, the Audit Committee has the sole authority to appoint, subject to ratification by the Company’s shareholders, review the performance of, and as necessary, replace the independent registered public accounting firm, which reports directly to the Audit Committee.
2. Receive from the independent registered public accounting firm, at least annually, and assess, a report delineating all relationships between the independent registered public accounting firm and the Company and any other relationships that may adversely affect the independence of the independent registered public accounting firm, including an assurance that each member of the engagement team is in compliance regarding length of service.
3. Review and approve in advance, at the discretion of the Committee, all services planned or expected to be rendered by the Company’s independent registered public accounting firm in accordance with the Audit Committee’s “Engaging the Independent Registered Public Accounting Firm” policy, along with a description of the services and the estimated fees. (By approving the audit engagement, a service within the scope of the engagement shall be deemed to have been pre-approved.)
4. Review any reports prepared by the independent registered public accounting firm and provided to the Audit Committee relating to significant financial reporting issues and judgments including, among other things, the Company’s selection, application, and disclosure of critical accounting policies and practices, alternative treatments, assumptions, estimates or methods that have been discussed with management, including the ramifications of such treatments and the treatment preferred by the independent registered public accounting firm, and any other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences.
5. Obtain and review, at least annually, a report by the independent registered public accounting firm describing (a) the auditing firm’s internal quality-control procedures, and (b) any material issues raised by the most recent internal quality-control review, peer review of the firm, or by any inquiry or investigation by governmental or professional authorities or inspection by the Public Company Accounting Oversight Board, within the preceding five years, and any actions taken to address with any such issues.
6. As appropriate confer with the independent registered public accounting firm regarding the scope and results of their integrated audit of the consolidated financial statements of the Company, and management’s assessment of the Company’s internal controls over financial reporting; review and approve the independent registered public accounting firm’s audit scope and approach and their plans, if any to use the work of the internal auditors; review and approve the Company’s internal audit charter, annual audit plans and budgets (including progress against those plans/budgets and, as appropriate, confer with the internal auditors regarding the scope and results of their work); direct the attention of the independent registered public accounting firm and internal auditors to specific matters or areas deemed by the Audit Committee or the auditors to be of special significance; review with the independent registered public accounting firm and resolve, where applicable, any audit problems or difficulties and management’s response, including any restrictions on the scope of the independent registered public accounting firm’s activities or on access to requested information, and disagreements between management and the independent registered public accounting firm regarding accounting and financial disclosure, as well as any other matters required to be brought to the Audit Committee’s attention by applicable auditing standards; and authorize the independent registered public accounting firm and internal auditors to perform such supplemental reviews or audits as the Audit Committee may deem desirable.

7. Oversee the independence, objectivity and performance of the internal audit function by reviewing the nature, extent, quality and effectiveness of the internal audit program including the anticipated level of support for and coordination with the independent registered public accounting firm’s audit process, as well as approve the appointment, replacement or dismissal of the Vice President-Corporate Audit.
8. Set clear hiring policies for employees and former employees of the independent registered public accounting firm.
Composition: The Audit Committee shall be appointed by the Board of Directors and be composed of at least five Directors, including a Chairperson, each of whom shall meet the NYSE definition of “independent” for directors and audit committee members, including the definition set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as determined by the Board of Directors, and any additional standards adopted by the Board. All Audit Committee members shall, in the judgment of the Board of Directors, be financially literate and at least one member shall be an audit committee financial expert, as defined by the U.S. Securities and Exchange Commission.
Assignment and Removal of Committee Members: Audit Committee members shall serve until their resignation, retirement or removal by the Board or until a successor is appointed. An Audit Committee member may be removed by majority vote of the independent Directors of the full Board.
Members will be appointed to the Committee by the Board of Directors, upon the recommendation of the Corporate Governance Committee. Audit Committee assignments will be based on the Board member’s business and professional experience and qualifications. The need for continuity, subject matter expertise, tenure and the desires of the individual Board members will also be considered.
No member of the Audit Committee may serve simultaneously on the audit committees of more than two other public companies.
Outside Advisors: The Audit Committee shall have the authority, and shall have appropriate funding from the Company, to retain independent counsel, accountants and other advisors as the Audit Committee determines appropriate to assist it in the performance of its functions.
Role of Committee: Although the Audit Committee has the powers and responsibilities set forth in this charter, the role of the committee is generally oversight. The members of the Audit Committee are not full-time employees of the Company and generally are not accountants or auditors by profession. Consequently, the Audit Committee does not conduct audits, independently verify management’s representations, or determine that the Company’s financial statements and disclosures are complete and accurate, are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), or fairly present the financial condition, results of operations and cash flows of the Company in accordance with GAAP. These are the responsibilities of management. The independent registered public accounting firm is responsible for expressing an opinion on the Company’s financial statements and internal control over financial reporting based upon their audit. The Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with GAAP or that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States.

APPENDIX B
H. J. HEINZ COMPANY
MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE CHARTER
Purpose: The purpose of the Management Development and Compensation Committee (the “Committee”) is to oversee the process of selecting and planning the succession of the Chief Executive Officer (“CEO”) and other senior executive officers, determine the compensation of the CEO and other senior executives, and review and approve the compensation policies of the Company.
Responsibilities: The responsibilities and activities of the Committee include but are not limited to:

•	Recommending to the Board candidates for the Chief Executive Officer of the Company.

•	Recommending to the Board candidates for the executive officers who report directly to the Chief Executive Officer.

•	Developing corporate goals and objectives relevant to CEO compensation, and evaluating performance and determining compensation for the CEO and the CEO’s direct reports in light of such goals, objectives, and performance. The Committee will formally solicit the opinions of non-Committee Board members before taking action.

•	Reviewing and approving corporate goals and objectives for other executive officers and the overall compensation policy, including retirement and severance plans, for those officers.

•	Making recommendations to the Board with respect to the structure of overall incentive and equity-based plans for shareholder approval.

•	Reviewing annually the succession plan of the Chief Executive Officer and other executive officers as part of a Talent Review in which all Board members participate.

•	Encouraging the diversity of candidates for executive positions.

•	Preparing the report of the Management Development and Compensation Committee required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

•	Evaluating the Committee’s performance annually and making revisions and updates to this Charter periodically as appropriate.

•	Updating the Board with respect to Committee meetings and actions taken.

•	Delegating any of the above responsibilities to a sub-committee of independent directors as necessary.
Composition: The Committee is comprised of at least three directors, all of whom must be independent. For purposes hereof, an “independent” director is a director who meets the New York Stock Exchange definition of independence as determined by the Board. Additionally, members of the Committee must qualify as “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code.

B-1

Meetings: The Committee will meet as often as it deems necessary or appropriate, either in person or by teleconference. A majority of the members of the Committee must be present at a meeting to constitute a quorum.
Assignment and Removal of Committee Members: Members will be appointed to the Committee by the Board of Directors, upon recommendation of the Corporate Governance Committee. Committee assignments will be based on the Board member’s business and professional experience, qualifications and public service. The need for continuity, subject matter expertise, tenure and the desires of the individual Board members will also be considered. Committee members will serve until their resignation, retirement, removal by the Board or until a successor is appointed. A Committee member may be removed by majority vote of the independent directors of the full Board.
Outside Advisors: The Committee will have the authority, and shall have appropriate funding from the Company, to retain, such outside consultants, experts and other advisors as it determines appropriate to assist it in the performance of its functions, including sole authority to retain and terminate any compensation consultant used to assist the Committee in the evaluation of director, CEO or senior executive compensation, and to approve the consultant’s fees and other retention terms.

B-2

APPENDIX C
H. J. HEINZ COMPANY
CORPORATE GOVERNANCE COMMITTEE CHARTER
Purpose: The Corporate Governance Committee assists the Board of Directors by identifying, screening and recommending qualified candidates to serve as directors of the Company (consistent with criteria approved by the Board), and maintaining oversight of the Board’s operations and effectiveness and compliance with the Company’s Code of Business Conduct. The Committee takes a leadership role in shaping the corporate governance of the Company.
Responsibilities: The responsibilities and activities of the Committee include:

1. Monitoring the Company’s compliance with applicable laws and regulations.

2. Overseeing a set of Corporate Governance Principles applicable to the Company and, at least annually, reviewing and reporting the results of such review to the Board.

3. Developing and making recommendations to the Board concerning the selection criteria to be used by the Committee in seeking nominees for election to the Board in accordance with the Company’s Corporate Governance Principles.

4. Reviewing qualifications of specific Board candidates including potential conflicts of interest, and related party transactions.

5. Providing reports to the Audit Committee regarding issues contemplated in the Company’s Code of Business Conduct, including:

–	Conflicts of interest

–	Corporate opportunities

–	Confidentiality

–	Fair dealing

–	Protection and proper use of Company assets

–	Compliance with laws, rules and regulations

–	Reports of illegal or unethical behavior

6. Reviewing the independence, both in appearance and in fact, of directors and director nominees.

7. Identifying and recommending qualified candidates for election or reelection to the Board at each Annual Meeting of Shareholders of the Company and for election to fill vacancies on the Board.

8. Retaining search firms, as necessary, to assist in identifying qualified board candidates. The Committee has the sole authority to retain, terminate and approve search firm fees and other retention terms.

9. Establishing a procedure for the consideration of Board candidates recommended by the Company’s shareholders.

10. Recommending to the Board candidates for assignment to or removal from Board committees, and considering the rotation of members of various Board committees.

11. Considering the need for new Board committees, determining the functions of the various committees, and delegating additional responsibilities to the various committees.

12. Overseeing the evaluation of the Board and evaluating the Committee’s performance on an annual basis. Periodically reviewing director contributions to the Board.

13. Reviewing and recommending retirement and/or other tenure policies for directors.

14. Providing orientation for new directors and continuing education for all directors.

15. Reviewing and recommending to the Board actions to be taken, if any, regarding resignations tendered by a Board member due to a substantial change in the director’s principal occupation or business association during his or her tenure as a director.

16. Reviewing directorships in other public companies offered to senior officers.

17. Assessing the reporting channels through which the Board receives information, and the quality and timeliness of information received by the Board before meetings and on a periodic basis.

18. Making recommendations to the Board concerning changes in non-employee director compensation.

19. Periodically reviewing the adequacy of the Committee’s charter and, if necessary, recommending proposed changes for Board approval.

20. Establishing the procedure for independent directors to meet outside the presence of management at regularly scheduled executive sessions.

21. Establishing the procedure for shareholder communications with the Board.

22. Reviewing management’s responses to shareholder proposals concerning corporate governance issues.
Size and Composition: The Committee is comprised of at least three directors, all of whom must be independent. Independent shall mean a director who meets the NYSE’s definition of independence and as determined by the Board in accordance with the Corporate Governance Principles and the H. J. Heinz Company Director Independence Standards. The Committee will designate and the Board will approve one person as Chairman of the Committee.
Meetings: The Corporate Governance Committee will meet at least two times each year, either in person or by teleconference, and a majority of the members of the Committee shall constitute a quorum. The Committee will report regularly to the Board with respect to its activities. The Committee will keep minutes of its meetings and maintain those minutes with the books and records of the Company.
Assignment and Removal of Committee Members: Members will be assigned to the Committee by the Board of Directors, upon recommendation of the Committee. Committee assignments will be based on the member’s business and professional experience, qualifications and public service. The need for continuity, subject matter expertise, tenure and the desires of the individual Board members will also be considered. Committee members will serve for one year until their next re-election, resignation, retirement, removal, or reassignment by the Board or until a successor is assigned. A Committee member may be removed by majority vote of the independent directors of the full Board.

Outside Advisors: The Committee has the authority to retain, terminate and approve the compensation of such outside consultants, experts and other advisors as it determines appropriate to assist it in the performance of its functions.
Delegation: As necessary, the Committee may delegate its responsibilities to a subcommittee, to the extent permitted by applicable law and regulations, provided that the subcommittee consists entirely of independent directors.

APPENDIX D
H. J. HEINZ COMPANY
PUBLIC ISSUES COMMITTEE CHARTER
Purpose: The Committee has oversight of the Company’s attention to issues of social responsibility and the Company’s policies, practices, and progress on social, technical, employment, charitable, political, environmental, and other matters of significance to the Company’s performance, business activities, or reputation as a global corporate citizen.
Responsibilities:

•	Monitor issues and practices relating to the Company’s global social accountability, the Company’s Global Operating Principles and Supplier Operating Guidelines, and human rights matters.

•	Review employment issues, EEO matters, diversity initiatives, environmental matters, and workplace health and safety issues.

•	Review issues relating to food safety and security, nutrition, biotechnology, and food packaging regulations.

•	Review significant lawsuits, investigations by governmental entities and other significant legal matters involving the Company or one of its affiliates that affect or could affect the Company’s performance, business activities, or reputation as a global corporate citizen.

•	Monitor programs and activities aimed at enhancing the Company’s global communications, crisis management, media relations, and community relations.

•	Oversee the H. J. Heinz Company Foundation and other charitable efforts of the Company and its affiliates.

•	Oversee the H. J. Heinz Company Political Action Committee.

•	When appropriate, make recommendations to the Board with respect to any of the areas that the Committee oversees, reviews or monitors, and any other major social responsibility policies and practices of the Company.

•	Review and make recommendations to the Board regarding shareholder proposals submitted for inclusion in the Company’s annual proxy materials that relate to social responsibility issues.

•	Consult with management when necessary and, to the extent appropriate in conducting its responsibilities, seek advice and assistance from the Company’s employees, legal counsel or other advisors.

•	Report regularly to the Board with respect to the Committee’s responsibilities.

•	Evaluate the Committee’s performance annually.

•	Review this Charter annually and recommend changes to the Board as appropriate.

•	Perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time.
While the Public Issues Committee has the responsibilities set forth in this Charter, it is not the duty of the Public Issues Committee to plan or implement the Company’s programs with respect to social responsibility or to determine that the Company’s policies and

D-1

practices on social, technical, employment, charitable, political or environmental matters are complete, or constitute the most appropriate policies and practices for the Company. This is the responsibility of management.
Composition: The Public Issues Committee is comprised of at least three directors, all of whom must be independent. Independent shall mean a director who meets the NYSE definition of independence as determined by the Board in accordance with the Corporate Governance Principles and the Director Independence Standards.
Meetings: The Public Issues Committee will meet as often as it deems necessary or appropriate, and in any event at least “twice” annually either in person or by teleconference. At least a majority of the members of the Committee must be present at a meeting to constitute a quorum.
Assignment and Removal of Committee Members: Members, including the Chair, will be appointed to the Committee by the Board of Directors, upon recommendation of the Corporate Governance Committee. Committee assignments will be based on the Board member’s business and professional experience, qualifications and public service. The need for continuity, subject matter expertise, tenure, and the desires of the individual Board members will also be considered. Committee members will serve until their resignation, retirement, removal by the Board or until a successor is appointed. A Committee member may be removed by majority vote of the independent directors of the full Board.

D-2

APPENDIX E
H. J. HEINZ COMPANY
DIRECTOR INDEPENDENCE STANDARDS

1.	Absence of a material relationship
An “independent” director is a director who the Board of Directors has determined has no material relationship with Heinz, either directly, or as a partner, shareholder, or executive officer of an organization that has a relationship with Heinz. A relationship is “material” if, in the judgment of the Board, the relationship would interfere with the director’s independent judgment. For purposes of these standards, “Heinz” means H. J. Heinz Company and its consolidated subsidiaries, collectively.

a. Materiality Guidelines
The Board of Directors has established guidelines for determining when a relationship between a director (or an organization with which a director is associated), and Heinz, is material. In determining whether a particular relationship would be viewed as interfering with a director’s independent judgment, the Board considers among other things, the guidelines set forth below.
A director is not deemed to be independent if:

•	the director, or the director’s “immediate family member”(1); received any payment from Heinz in excess of $100,000 during any twelve-month period within the last three years, other than compensation for board service and pension or other forms of deferred compensation for prior service with Heinz;

•	the director is an executive officer or employee of, or his or her immediate family member, is an executive officer of, a company, or other for profit entity, to which Heinz made, or from which Heinz received for property or services (other than those arising solely from investments in the Company’s securities), payments in excess of the greater of $1 million or 2% of such company’s consolidated gross revenues in any of the last three fiscal years; or

•	the director serves as an executive officer of any tax exempt organization which received contributions from Heinz in any of the preceding three fiscal years in an aggregate amount that exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

b. Relationships
The Board will consider each relationship not only from the standpoint of the director, but also from the standpoint of persons and organizations with which the director has a relationship.

1 An immediate family member includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

Without limiting the types of relationships that the Board may determine to not be material, the Board has determined that relationships of the following types will not be considered material relationships that would impair a director’s independence:

•	commercial relationships in which a director (or a member of his or her immediate family) is a director, officer, employee or significant stockholder of an entity with which the Company has ordinary course business dealings or with which the Company has a commercial banking, investment banking or insurance brokerage relationship, in each case, (i) to which Heinz has not made, or from which Heinz has not received for property or services (other than those arising solely from investments in the Company’s securities), payments in excess of the greater of $1 million or 2% of such entity’s consolidated gross revenues in any of the last three fiscal years and (ii) where the director (or immediate family member) is not directly involved in the entity’s business dealings with the Company; or

•	membership in, or association with, the same professional association, social, educational, fraternal or religious organization, club or institution, as an executive officer or other director of the Company.
Notwithstanding the above, any other type of relationship not included in the categorical standards described in this section would have to be evaluated independently by the Board of Directors.

2.	Three-year cooling-off period
In addition to the guidelines set forth above:

•	No director (other than the Chief Executive Officer) will be independent if he or she is currently, or was at any time within the last three years, an employee of Heinz.

•	No director, and no immediate family member of a director, may currently be, or have been within the last three years, employed as an executive officer of another company where any of Heinz’s present executive officers at the same time serves or served on that company’s compensation committee.

•	No director will be independent if he or she has any immediate family member that is currently, or was at any time within the last three years, an executive officer of Heinz.

•	No director will be independent if (i) he or she or an immediate family member is a current partner of a firm that is Heinz’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm; and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was at any time within the last three years but is no longer a partner or employee of such a firm and personally worked on Heinz’s audit within that time.

3.	Additional requirements for Audit Committee members
In addition to the guidelines set forth above, a director is not considered independent for purposes of serving on the Audit Committee, and may not serve on the Audit Committee, if the director:

•	receives directly or indirectly any consulting, advisory, or compensatory fee from Heinz, other than fees for service as a director or fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Heinz (provided that such compensation is not contingent in any way on continued service); or

•	is an affiliated person of Heinz or it subsidiaries, as determined in accordance with Securities and Exchange Commission (“SEC”) regulations. In this regard, Audit Committee members are prohibited from owning or controlling more than 10% of any class of Heinz’s voting securities or such lower amount as may be established by the SEC.

4.	Additional requirements for Compensation Committee members
In addition to the guidelines set forth above, a director is not considered independent for purposes of serving on the Compensation Committee, and may not serve on the Compensation Committee, if the director:

•	receives directly or indirectly any remuneration as specified for purposes of Section 162(m) of the Internal Revenue Code;

•	has ever been an officer of Heinz; or

•	has any relationship or interest required to be disclosed under SEC Regulation S-K Items 404(a) and 404(b), involving, generally, transactions in excess of $60,000 and certain business relations.

5.	Compliance with NYSE listing standards and Securities and Exchange Commission regulations
These independence standards are intended to meet the requirements of the NYSE listing standards and regulations adopted by the Securities and Exchange Commission and the Internal Revenue Service.

APPENDIX F
PARTICIPANT INFORMATION
H. J. Heinz Company (“Heinz”), its directors and certain of its officers and employees are “participants” in a solicitation of proxies in connection with Heinz’s upcoming 2006 annual meeting of stockholders. Each of the directors of Heinz and each of the officers and employees of Heinz who are “participants” in the solicitation are listed below, together with the number of equity securities of Heinz beneficially owned by each of these persons as of April 30, 2006. None of the persons listed below owns any equity securities of Heinz of record that such person does not own beneficially.
DIRECTORS, OFFICERS AND CERTAIN EMPLOYEES

		Shares of
		Common Stock
		Owned
Name	Title and Address	(1)(2)(3)(4)(5)

William R. Johnson	Chairman, President, Chief Executive Officer and Director H.J. Heinz Company 600 Grant Street Pittsburgh, PA 15219	4,266,500
Jeffrey P. Berger	Executive Vice President — Global Foodservice and Chairman — Heinz North America Foodservice H.J. Heinz Company 600 Grant Street Pittsburgh, PA 15219	654,459
Theodore N. Bobby	Senior Vice President and General Counsel H.J. Heinz Company 600 Grant Street Pittsburgh, PA 15219	191,264
Charles E. Bunch	Director — H.J. Heinz Company Chairman and Chief Executive Officer of PPG Industries, Inc. 1 PPG Place Pittsburgh, PA 15272	8,000
Mary C. Choksi	Director — H.J. Heinz Company Managing Director of Strategic Investment Partners, Inc. and Emerging Markets Investors Corporation 100 19th Street North 16th Floor Arlington, VA 22209	17,980
David A. Ciesinski	Vice President — Office of the Chairman and Strategy H.J. Heinz Company 600 Grant Street Pittsburgh, PA 15219	11,281
Leonard S. Coleman, Jr.	Director — H.J. Heinz Company Former President of the National League of Professional Baseball Clubs 895 Church Lane Middletown, NJ 07748	11,100
Peter H. Coors	Director — H.J. Heinz Company Vice Chairman, Molson Coors Brewing Company; Chairman, Coors Brewing Company 17735 West 32nd Avenue Golden, CO 80401	11,200
John G. Drosdick	Director — H.J. Heinz Company Chairman, President and Chief Executive Officer, Sunoco, Inc. 1735 Market Street, Suite LL Philadelphia, PA 19103	500
Edith E. Holiday	Director — H.J. Heinz Company Attorney; Operating Trustee, TWE Holdings I and II Trusts 3239 38th Street, NW Washington, DC 20016	14,671

		Shares of
		Common Stock
		Owned
Name	Title and Address	(1)(2)(3)(4)(5)

Candace Kendle	Director — H.J. Heinz Company Chairman and Chief Executive Officer of Kendle International, Inc. 700 Carew Tower 441 Vine Street Cincinnati, OH 45202	11,900
Edward J. McMenamin	Senior Vice President — Finance and Corporate Controller H.J. Heinz Company 600 Grant Street Pittsburgh, PA 15219	288,761
Michael D. Milone	Senior Vice President — Australia, New Zealand & Rest of World H.J. Heinz Company 600 Grant Street Pittsburgh, PA 15219	510,590
Michael Mullen	Director — Global Corporate Affairs H.J. Heinz Company 600 Grant Street Pittsburgh, PA 15219	492
David C. Moran	Executive Vice President — President Heinz Consumer Products H.J. Heinz Company 600 Grant Street Pittsburgh, PA 15219	413,654
C. Scott O’Hara	Executive Vice President — Heinz Europe H.J. Heinz Company 600 Grant Street Pittsburgh, PA 15219	3,183
Dean R. O’Hare	Director — H.J. Heinz Company 15 Mountain View Road Warren, NJ 07059	11,200
Dennis H. Reilley	Director — H.J. Heinz Company Chairman, President and Chief Executive Officer, Praxair, Inc. 39 Old Ridgebury Road Danbury, CT 06810-5113	500
John Runkel	Vice President — Investor Relations H.J. Heinz Company 600 Grant Street Pittsburgh, PA 15219	122,239
D. Edward I. Smyth	Senior Vice President and Chief Administrative Officer H.J. Heinz Company 600 Grant Street Pittsburgh, PA 15219	438,667
Lynn C. Swann	Director — H.J. Heinz Company President, Swann, Inc. 506 Hegner Way Sewickley, PA 15143	10,317
Thomas J. Usher	Director — H.J. Heinz Company 600 Grant Street Suite 6100 Pittsburgh, PA 15219-2800	22,483
Christopher Warmoth	Senior Vice President — Heinz Asia H.J. Heinz Company 600 Grant Street Pittsburgh, PA 15219	60,036
Arthur B. Winkleblack	Executive Vice President and Chief Financial Officer H.J. Heinz Company 600 Grant Street Pittsburgh, PA 15219	321,609

(1)	Shares listed in this column include all shares in which the named individuals have a present beneficial economic interest, and also include all shares allocated to the accounts of the named individuals under the Company’s Employees Retirement and Savings Plan (W.R. Johnson, 82,804; J.P. Berger, 27,076; T.N. Bobby, 15,141; D.A. Ciesinski, 606; E.J. McMenamin, 14,426; M.D. Milone, 8,142; D.C. Moran, 299; M. Mullen, 20; C.S. O’Hara, 58; J. Runkel, 12,256; D.E.I. Smyth, 23,390; C. Warmoth, 0; and A.B. Winkleblack, 3,061). Each person has both sole voting and sole investment power with respect to the shares listed unless otherwise indicated.

(2)	Shares listed include shares subject to stock options granted under the Company’s stock option plans and exercisable within 60 days following April 30, 2006 (W.R. Johnson, 3,710,689; J.P. Berger, 399,390; T.N. Bobby, 162,334; D.A. Ciesinski, 8,695; E.J. McMenamin, 251,251; M.D. Milone, 450,777; D.C. Moran, 399,390; M. Mullen, 250; C.S. O’Hara, 0; J. Runkel, 81,736; D.E.I. Smyth, 382,709; C. Warmoth, 54,706; and A.B. Winkleblack, 290,559).

(3)	Shares listed include restricted stock units which vest within 60 days of April 30, 2006 (W.R. Johnson, 5,225; J.P. Berger, 1,589; T.N. Bobby, 1,043; D.A. Ciesinski, 1,763; E.J. McMenamin, 982; M.D. Milone, 1,130; D.C. Moran, 1,420; M. Mullen, 222; C.S. O’Hara, 3,125; J. Runkel, 428; D.E.I. Smyth, 1,076; C. Warmoth, 1,167; and A.B. Winkleblack, 1,589).

(4)	Shares listed for Mr. Usher also include 1,000 shares held by a trust of which Mr. Usher is co-trustee and sole beneficiary.

(5)	Shares listed include for Mr. Milone 14,500 shares beneficially owned by Julia Milone, Mr. Milone’s wife, and their two minor sons who reside at the same address as Mr. Milone. Judith Runkel, Mr. Runkel’s wife, beneficially owns 14,704 shares of the Company’s common stock, which are included in Mr. Runkel’s total, and resides at the same address as Mr. Runkel.
INFORMATION REGARDING TRANSACTIONS IN OUR SECURITIES
BY PARTICIPANTS
The following table sets forth information regarding purchases and sales during the past two years of shares of our common stock by our directors, director nominees, officers and employees who, under the rules of the Securities Exchange Commission, are “participants” in our solicitation of proxies in connection with the Annual Meeting. Except as set forth below or as otherwise disclosed in this Proxy Statement, none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. To the extent that any part of the purchase price or market value of any of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities, the amount of the indebtedness as of the latest practicable date is set forth below. If those funds were borrowed or obtained otherwise than pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer, a description of the transaction an the parties is set forth below.

	Shares of Common Stock Purchased or Sold
	(4/30/04 – 4/30/06)

		# of	Transaction
Name	Date	Shares	Footnote

William R. Johnson	2/14/06	347	8
	2/9/06	277,488	1
	2/9/06	(262,488)	2
	8/15/05	471	8
	2/15/05	338	8
	8/15/04	471	8
	Various	5,436	9
Jeffrey P. Berger	2/14/06	694	8
	8/15/05	301	8
	7/21/05	(4,854)	3
	7/11/05	166,493	1,13
	7/11/05	(14,493)	2
	2/15/05	507	8
	9/12/04	1,022	12
	8/15/04	251	8
	Various	516	5
	Various	1,658	9
Theodore N. Bobby	2/14/06	422	8
	11/23/05	11,100	1
	11/23/05	(10,010)	2
	8/15/05	371	8
	2/15/05	437	8
	9/12/04	1,190	12
	8/15/04	399	8
	Various	1,105	9
Mary C. Choksi	Various	5,564	6
	Various	457	5

	Shares of Common Stock Purchased or Sold
	(4/30/04 – 4/30/06)

		# of	Transaction
Name	Date	Shares	Footnote

David A. Ciesinski	Various	319	9
	9/12/04	93	12
Edith E. Holiday	Various	1,551	6
	Various	306	5
Candace Kendle	Various	503	5
Edward J. McMenamin	Various	307	5
	11/28/05	13,319	1
	11/28/05	(13,319)	2
	5/28/04	24,947	1
	5/28/04	(24,947)	2
	Various	1,059	9
Michael D. Milone	5/10/06	27,500	1
	5/10/06	(27,500)	2
	4/5/06	27,500	1
	4/5/06	(27,500)	2
	2/27/06	10,000	1
	2/27/06	(10,000)	2
	2/14/06	347	8
	11/10/05	10,000	1
	11/10/05	(10,000)	2
	8/29/05	10,000	1
	8/29/05	(10,000)	2
	8/15/05	513	8
	6/24/05	5,000	1
	6/24/05	(5,000)	2
	3/2/05	16,649	1
	3/2/05	(16,649)	2
	3/2/05	20,995	1
	3/2/05	(19,995)	2
	2/15/05	324	8
	9/23/04	4,500	7
	8/15/04	374	8
	5/27/04	47,928	1
	5/27/04	(47,928)	2
	Various	723	9
Michael Mullen	5/2/06	3,640	1
	5/2/06	(3,640)	2
	3/3/06	6,600	1
	3/3/06	(6,600)	2
	Various	220	9
	Various	(232)	10
	Various	741	11
David C. Moran	2/14/06	410	8
	8/15/05	375	8
	2/15/05	434	8
	9/12/04	1,994	12
	8/15/04	322	8
	Various	308	9
C. Scott O’Hara	Various	59	9
John Runkel	2/14/06	587	8
	11/29/05	8,800	1
	11/29/05	(8,800)	2
	11/30/05	80	1
	11/30/05	(80)	2
	8/15/05	257	8
	2/15/05	551	8
	9/12/04	651	12
	8/15/04	271	8
	7/1/04	23	5
	5/26/04	24,974	1
	5/26/04	(24,974)	2
	Various	140	5
	Various	837	9
D. Edward I. Smyth	3/15/06	93,995	1
	3/15/06	(93,995)	2
	11/29/05	4,600	1

	Shares of Common Stock Purchased or Sold
	(4/30/04 – 4/30/06)

		# of	Transaction
Name	Date	Shares	Footnote

	11/29/05	(4,600)	2
	12/7/04	12,400	1
	12/7/04	(10,800)	2
	Various	126	5
	Various	2,752	9
Lynn C. Swann	Various	1,577	6
	Various	108	5
Thomas J. Usher	Various	5,284	6
	Various	757	5
Christopher Warmoth	2/14/06	403	8
	8/15/05	415	8
	2/15/05	213	8
	9/12/04	2,052	12
Arthur B. Winkleblack	9/23/04	1,000	4
	Various	1,459	9

1.	Shares purchased through the exercise of options

2.	Open market sale

3.	Withheld to pay taxes on a deferred compensation distribution

4.	Open market purchase

5.	Dividend reinvestment on various dates for the two-year period prior to April 30, 2006

6.	Deferral of fees and stock grants into Deferred Stock Account

7.	Gift of shares

8.	Shares purchased through the H. J. Heinz Company Global Stock Purchase Plan

9.	Purchased interests in shares in the H. J. Heinz Company Stock Fund in the Employees’ Retirement and Savings Plan

10.	Transferred out interests in shares in the H. J. Heinz Company Stock Fund in the Employees’ Retirement and Savings Plan

11.	Sale of vested restricted stock units on various dates for the two-year period prior to April 30, 2006

12.	Withheld to pay taxes on vested restricted stock units

13.	Mr. Berger borrowed $4.7 million from a bank to exercise 152,000 options and hold 152,000 shares, which amount remains outstanding.
MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS
Except as described in this Appendix F or otherwise disclosed in this Proxy Statement, to the best of our knowledge, no associate of any person listed above under “Directors, Officers and Certain Employees” beneficially owns any shares of common stock or other securities of Heinz. Furthermore, except as described in this Appendix F or otherwise disclosed in this Proxy Statement, to the best of our knowledge, no person listed above under “Directors, Officers and Certain Employees” or any of his or her associates, is either a party to any transactions or series of similar transactions since the beginning of our last fiscal year, or any currently proposed transaction or series of similar transactions, (i) in which we or any of our subsidiaries was or is to be a party, (ii) in which the amount involved exceeds $60,000, or (iii) in which any such person or any of his or her associates had or will have, a direct or indirect material interest.
To the best of our knowledge, except as described in this Appendix F or as otherwise disclosed in this Proxy Statement, no person listed above under “Directors, Officers and Certain Employees”, or any of his associates has entered into any agreement or understanding with any person respecting any future employment by us or our affiliates or any future transactions to which we or any of our affiliates will or may be a party. Except as described in this Appendix F or as otherwise disclosed in this Proxy Statement, to the best of our knowledge, there are no contracts, arrangements or understandings by any of the persons listed above under “Directors, Officers and Certain Employees” within the past year with any person with respect to any securities of Heinz, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.
Except as described in this Appendix F or as otherwise disclosed in this Proxy Statement, to the best of our knowledge, none of the persons listed above under “Directors, Officers and Certain Employees” owns beneficially any securities of any subsidiary of Heinz.
Except as described in this Appendix F or as otherwise disclosed in this Proxy Statement, to the best of our knowledge, no person listed above under “Directors, Officers and Certain Employees” has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.
There are no material proceedings to which any person listed above under “Directors, Officers and Certain Employees” or any associate of any such person is a party adverse to Heinz or any of is subsidiaries or has a material interest adverse to Heinz or any of its subsidiaries. There are no family relationships among the directors, director nominees and executive officers of Heinz.

WHITE PROXY	H. J. HEINZ COMPANY
This Proxy is Solicited on Behalf of the Board of Directors
     WILLIAM R. JOHNSON, THEODORE N. BOBBY, and ARTHUR B. WINKLEBLACK are, and each of them is, appointed and authorized to represent the undersigned at the Annual Meeting of Shareholders of H. J. Heinz Company to be held at The Hilton Pittsburgh Hotel, located at 600 Commonwealth Place, Gateway Center, Pittsburgh, Pennsylvania 15222, on Wednesday, August 16, 2006 at 9:00 a.m., and at any adjournments thereof, and to vote the number of shares of Common Stock that the undersigned would be entitled to vote if personally present on all proposals coming before the meeting in the manner specified and on any other business that may properly come before the meeting.
Please vote on the matters stated on the reverse side. You can vote by signing, dating, and returning the proxy card promptly using the enclosed envelope or by Internet or toll-free telephone by following the instructions on the reverse side of this proxy.
This proxy, when properly executed, will be voted in the manner directed by the shareholder. If no direction is given, this proxy will be voted “FOR” Items 1 and 2.

▲ FOLD AND DETACH HERE ▲
ADMISSION TICKET
H. J. HEINZ COMPANY
2006 ANNUAL MEETING OF SHAREHOLDERS
Wednesday, August 16, 2006
9:00 a.m.
The Hilton Pittsburgh Hotel
600 Commonwealth Place, Gateway Center, Pittsburgh, Pennsylvania 15222
THIS TICKET WILL ADMIT TWO PERSONS

The Board of Directors recommends a vote FOR all nominees for Election of Directors.

1.	Election of Directors
Nominees:
01 W. R. Johnson, 02 C. E. Bunch,
03 M. C. Choksi, 04 L. S. Coleman, Jr.,
05 P. H. Coors, 06 J.G. Drosdick
07 E. E. Holiday, 08 C. Kendle,
09 D. R. O’Hare, 10 D.H. Reilley,
11 L. C. Swann and 12 T. J. Usher.	FOR all twelve nominees unless otherwise indicated. ☐	WITHHOLD AUTHORITY to vote for all nominees. ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

The Board of Directors recommends a vote FOR Item 2.

		FOR	AGAINST	ABSTAIN
2.	Ratification of Independent Registered Public Accounting Firm	☐	☐	☐

3.	The proxies are also authorized to vote, in their discretion, upon such other matters as may properly come before the meeting.

Signature

Signature (and title, if applicable)

Date
NOTE: Please sign exactly as your name appears on this proxy. If joint owners, EITHER may sign the proxy. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full name, title and company name.

▲ FOLD AND DETACH HERE ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 p.m. Eastern Time the day prior to Annual Meeting day.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your white proxy card.
Use the following control number for telephone and Internet voting:

Internet
www.proxyvotenow.com/hnz
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone
1-866-825-8421
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail
Mark, sign and date
your proxy card and
return it in the
enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
You can view the Annual Report on the
Internet at: www.heinz.com/annual_report
and the Proxy Statement at: www.heinz.com/proxy

Please also view www.heinzsuperiorvalue.com for the latest information on the Proxy Contest.

WHITE PROXY	H. J. HEINZ COMPANY
This Proxy is Solicited on Behalf of the Board of Directors
     WILLIAM R. JOHNSON, THEODORE N. BOBBY, and ARTHUR B. WINKLEBLACK are, and each of them is, appointed and authorized to represent the undersigned at the Annual Meeting of Shareholders of H. J. Heinz Company to be held at The Hilton Pittsburgh Hotel, located at 600 Commonwealth Place, Gateway Center, Pittsburgh, Pennsylvania 15222, on Wednesday, August 16, 2006 at 9:00 a.m., and at any adjournments thereof, and to vote the number of shares of Third Cumulative Preferred Stock that the undersigned would be entitled to vote if personally present on all proposals coming before the meeting in the manner specified and on any other business that may properly come before the meeting.
Please vote on the matters stated on the reverse side. You can vote by signing, dating, and returning the proxy card promptly using the enclosed envelope or by Internet or toll-free telephone by following the instructions on the reverse side of this proxy.
This proxy, when properly executed, will be voted in the manner directed by the shareholder. If no direction is given, this proxy will be voted “FOR” Items 1 and 2.

▲ FOLD AND DETACH HERE ▲
ADMISSION TICKET
H. J. HEINZ COMPANY
2006 ANNUAL MEETING OF SHAREHOLDERS
Wednesday, August 16, 2006
9:00 a.m.
The Hilton Pittsburgh Hotel
600 Commonwealth Place, Gateway Center, Pittsburgh, Pennsylvania 15222
THIS TICKET WILL ADMIT TWO PERSONS

The Board of Directors recommends a vote FOR all nominees for Election of Directors.

1.	Election of Directors
Nominees:
01 W. R. Johnson, 02 C. E. Bunch,
03 M. C. Choksi, 04 L. S. Coleman, Jr.,
05 P. H. Coors, 06 J.G. Drosdick
07 E. E. Holiday, 08 C. Kendle,
09 D. R. O’Hare, 10 D.H. Reilley,
11 L. C. Swann and 12 T. J. Usher.	FOR all twelve nominees unless otherwise indicated. ☐	WITHHOLD AUTHORITY to vote for all nominees. ☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

The Board of Directors recommends a vote FOR Item 2.

		FOR	AGAINST	ABSTAIN
2.	Ratification of Independent Registered Public Accounting Firm	☐	☐	☐

3.	The proxies are also authorized to vote, in their discretion, upon such other matters as may properly come before the meeting.

Signature

Signature (and title, if applicable)

Date
NOTE: Please sign exactly as your name appears on this proxy. If joint owners, EITHER may sign the proxy. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full name, title and company name.

▲ FOLD AND DETACH HERE ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 p.m. Eastern Time the day prior to Annual Meeting day.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your white proxy card.
Use the following control number for telephone and Internet voting:

Internet
www.proxyvotenow.com/hnz
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone
1-866-825-8421
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail
Mark, sign and date
your proxy card and
return it in the
enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
You can view the Annual Report on the
Internet at: www.heinz.com/annual_report
and the Proxy Statement at: www.heinz.com/proxy

Please also view www.heinzsuperiorvalue.com for the latest information on the Proxy Contest.